                                                                    Exhibit 10.2

                                    SUBLEASE


                                     between


                  LAKE LANIER ISLANDS DEVELOPMENT AUTHORITY,
                                    Sublessor


                                       and


                             KSL LAKE LANIER, INC.,
                                    Sublessee


                          Dated: As of _________, 19__


                          Location: Lake Lanier Islands
                  Lake Lanier Islands, Hall County, Georgia

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

1.    Basic Provisions and Definitions.....................................  1

2.    Premises.............................................................  8

3.    Term.................................................................  9

4.    Rent................................................................. 10

5.    Sublessor's Lien..................................................... 14

6.    Tax Payments......................................................... 15

7.    Use.................................................................. 17

8.    Alterations and Improvements......................................... 19

9.    Repairs and Maintenance.............................................. 25

10.   Insurance and Indemnity.............................................. 27

11.   Utilities............................................................ 31

12.   Assignment, Mortgaging and Subletting................................ 31

13.   Access............................................................... 49

14.   Sublessee's Property................................................. 49

15.   Casualty Damage...................................................... 49

16.   Eminent Domain....................................................... 52

17.   Events of Default.................................................... 56

18.   Sublessor's Remedies................................................. 58

19.   Curing Sublessee's and Sublessor's Defaults.......................... 63

20.   Surrender............................................................ 64

21.   Quiet Enjoyment...................................................... 64

22.   Estoppel Certificates................................................ 65

23.   Memorandum of Sublease............................................... 66

24.   Notices.............................................................. 66

25.   Brokers.............................................................. 67

                                                                            Page
                                                                            ----

26.   Miscellaneous........................................................ 67

27.   Guarantor............................................................ 69

28.   Time of the Essence.................................................. 69

29.   Sublease Subject to Other Agreements; Covenant to
      Perform Obligations.................................................. 69

30.   Force Majeure........................................................ 74

31.   Purchase Option...................................................... 74

32.   Proration of Income and Expenses..................................... 75

33.   Liquor Licenses...................................................... 75

34.   Hotel Tax............................................................ 75

35.   Due Authorization, Execution and Delivery of Sublease................ 76

36.   Right of First Refusal............................................... 76

37.   Assignments by Sublessor to Certain Parties.......................... 80

38.   Maintenance by Sublessor............................................. 81

39.   Financial Statements................................................. 81

Schedule of Exhibits                                           First Reference
--------------------                                           ---------------

Exhibit "A"     -   Description of Premises........................ss.1.17, p. 6
Exhibit "B"     -   Existing Title Exceptions......................ss.1.18, p. 6
Exhibit "C"     -   Description of Prime Lease.....................ss.1.19, p. 6
Exhibit "D"     -   Description of LLIDA Sublease..................ss.1.21, p. 6
Exhibit "E"     -   Percentage Rent Rider..........................ss.1.24, p. 7
Exhibit "F"     -   Use Restrictions................................ss.1.7, p. 2
Exhibit "G"     -   Hazardous Wastes Rider..........................ss.7.1,p. 15
Exhibit "H"     -   Memorandum of Lease.............................ss.23, p. 55
Exhibit "I"     -   Guaranty........................................ss.27, p. 57
Exhibit "J"     -   Corps Consent, Estoppel and
                      Non-Disturbance Agreement....................ss.1.28, p. 7
Exhibit "K"     -   DNR Consent, Estoppel and
                      Non-Disturbance Agreement....................ss.1.29, p. 7
Exhibit "L"     -   KSL Development Plan...........................ss.1.30, p. 7
Exhibit "M"     -   Closing Statement..............................ss.1.31, p. 7
Exhibit "N"     -   Property Pledged Under
                      Sublessor's Lien.............................ss.5.1, p. 12
Exhibit "O"     -   Intentionally Omitted
Exhibit "P"     -   Form of Mortgagee Recognition
                      Agreement................................ss.12.7(H), p. 36
Exhibit "Q"     -   Form of LLIDA Consent, Estoppel &
                      Non-Disturbance Agreement................ss.12.6(A), p. 29
Exhibit "R"     -   Improvements to be Owned by
                    Sublessee......................................ss.8.5, p. 19
Exhibit "S"     -   Schedule of Minimum Sub-sublease
                      Requirements..................................ss.12.1,p.26
Exhibit "T"     -   Schedule of 1995 Gross
                      Revenue...................(Exhibit "S"), ss.1 (a)(i), p. 1
Exhibit "U"     -   Liquor License Requirements.......................ss.33,p.62
Exhibit "V"     -   Form of Environmental Hazard
                      Insurance Policy............................ss.10.2, p. 24
Exhibit "W"     -   Schedule of Existing Conditions...............ss.10.5, p. 25

                             SCHEDULE OF DEFINITIONS

DEFINED TERM                                                     FIRST REFERENCE
------------                                                     ---------------

1972 Act.......................................................Exhibit "C", p. 2
AAA...........................................................ss.18.12(c), p. 51
Additional Premises............................................Exhibit "C", p. 1
Additional Rent..................................................ss.4.1(c), p. 9
Address of Guarantor...............................................ss.1.16, p. 6
Address of Sublessee................................................ss.1.5, p. 2
Address of Sublessor.................................................ss.1.3, p.2
Aggregate Revenue..............................................Exhibit "E", p. 1
Allocated Annual Sales Base....................................Exhibit "S", p. 1
Annual Basic Rent Rate.............................................ss.1.11, p. 5
Annual Sales Base..............................................Exhibit "E", p. 1
Approved Sublease Form............................................ss.12.1, p. 26
Army............................................................Exhibit "C", p.1
Assignee.........................................................ss.36(b), p. 64
Assignment 1...................................................Exhibit "C", p. 1
Authority......................................................ss.29.1(a), p. 58
Basic Rent........................................................ss.41(a), p. 9
Bridge Maintenance Agreement.....................................ss.19(b), p. 52
Change Order....................................................ss.8.2(e), p. 18
Closing Statement..................................................ss.1.31, p. 7
Commencement Date...................................................ss.1.8, p. 4
Contract.......................................................Exhibit "C", p. 2
Corps......................................................................p. 68
Corps of Engineers.................................................ss.1.26, p. 7
Corps Consent, Estoppel and Non-Disturbance
   Agreement.......................................................ss.1.28, p. 7
Date of this Sublease...............................................ss.1.1, p. 1
DEP............................................................Exhibit "G", p. 1
DNR................................................................ss.1.27, p. 7
DNR Consent, Estoppel and Non-Disturbance
   Agreement.......................................................ss.1.29, p. 7
Environmental Complaint........................................Exhibit "G", p. 1
EPA............................................................Exhibit "G", p. 1
Event of Default..................................................ss.17.1, p. 47
Execution Date......................................................ss.1.6, p. 2
Existing Improvements..............................................ss.9.3, p. 22
Existing Title Exceptions..........................................ss.1.18, p. 6
Expiration Date.....................................................ss.1.9, p. 4
Extension Option.................................................ss.3 2(a), p. 8
Extension Period.................................................ss.3.2(a), p. 8
Fifth Supplemental Agreement...................................Exhibit "C", p. 1
First Partial Lease Year.......................................Exhibit "E", p. 1
First Supplemental Agreement...................................Exhibit "C", p. 1
Fourth Supplemental Agreement..................................Exhibit "C", p. 1
GAAP...........................................................Exhibit "E", p. 2
GDOT.............................................................ss.19(b), p. 52
Gross Revenue..................................................Exhibit "E", p. 2
Guarantor..........................................................ss.1.15, p. 6
Hall County Agreement...............................................ss.34, p. 62
Hazardous Discharge............................................Exhibit "G", p. 1

DEFINED TERM                                                     FIRST REFERENCE
------------                                                     ---------------

Impositions........................................................ss.1.10, p. 4
Incurable Defaults.............................................ss.12.7(E), p. 32
Individual Sublease...............................................ss.12.8, p. 38
Individual Subleases..............................................ss.12.8, p. 38
Initial Premises...............................................Exhibit "C", p. 1
Insurance Costs...................................................ss.10.1, p. 23
Insurance Requirements.............................................ss.1.13, p. 5
KSL Conceptual Plan................................................ss.1.30, p. 7
Last Partial Lease Year........................................Exhibit "E", p. 5
Late Payment Interest Rate..........................................ss.4.4, p. 9
Lease..........................................................Exhibit "C", p. 1
Leasehold Mortgage................................................ss.1.13A, p. 5
Leasehold Mortgagee.............................................ss.1.13(B), p. 5
Lease Year.........................................................ss.1.24, p. 7
Lessee.........................................................ss.29.1(a), p. 57
Legal Requirements.................................................ss.1.14, p. 5
LLIDA..............................................................ss.1.20, p. 6
LLIDA Sublease.....................................................ss.1.21, p. 6
LLIDC...............................................................ss.1.22, p.6
Major Event.....................................................ss.4.5(a), p. 10
Material Portion of the Premises...........................ss.16.1(a)(ii), p. 44
Minimum Sublease Rent.............................................ss.12.1, p. 26
Mortgagee Sublease.............................................ss.12.7(G), p. 33
Net Sailing Academy Revenue....................................Exhibit "E", p. 3
Net Stouffer Revenue...........................................Exhibit "E", p. 3
New Improvements...................................................ss.9.3, p. 22
Notice of Contest.............................................ss.18.12(a), p. 51
Notices.............................................................ss.24, p. 55
Parks..........................................................Exhibit "C", p. 1
Percentage Rent..................................................ss.4 1(b), p. 9
Percentage Rent Rate...........................................Exhibit "E", p. 1
Permitted Use.......................................................ss.1.7, p. 2
Personal Property...................................................ss.31, p. 62
Preapproved Project...............................................ss.12.4, p. 28
Preapproved Projects..............................................ss.12.4, p. 28
Premises...........................................................ss.1.17, p. 6
Prime Lease........................................................ss.1.19, p. 6
Proration Date......................................................ss.32, p. 62
Recognized Sub-sublease........................................ss.12.6(A), p. 29
Recognized Sub-sublessee.......................................ss.12.6(A), p. 29
Rent................................................................ss.4.1, p. 9
Rent Reduction..................................................ss.4.5(b), p. 11
Reserve Account....................................................ss.9.4, p. 22
Reserve Deposit....................................................ss.9.4, p. 22
Reserve Deposits...................................................ss.9.4, p. 22
Sailing Academy License........................................Exhibit "E", p. 3
Second Supplemental Agreement..................................Exhibit "C", p. 1
Stouffer Sublease..................................................ss.1.23, p. 6
Sublessee...........................................................ss.1.4, p. 2
Sublessee's Accountants........................................Exhibit "E", p. 6

DEFINED TERM                                                     FIRST REFERENCE
------------                                                     ---------------
Sublessor...........................................................ss.1.2, p. 1
Sublessor's Accountants........................................Exhibit "E", p. 7
Sublessor's Lien...................................................ss.1.12, p. 5
Substantial Completion.............................................ss.8.3, p. 18
Successors and Assigns.........................................Exhibit "I", p. 4
Stouffer's Sublessee...............................................ss.1.25, p. 7
Term................................................................ss.3.1, p. 8
Third Supplemental Agreement...................................Exhibit "C", p. 1
Title Objections.................................................ss.36(d), p. 64
United States Persons........................................ss.36(b)(ii), p. 64

                  AGREEMENT OF SUBLEASE -- LAKE LANIER ISLANDS

      THIS SUBLEASE ("Sublease"), made and entered into as of ____________, 19__ (referred to herein as the "date of this Sublease"), by and between LAKE LANIER ISLANDS DEVELOPMENT AUTHORITY, a body corporate and politic created and existing under the laws of the State of Georgia, as sublessor ("Sublessor") and KSL LAKE LANIER, INC., a Delaware corporation, as sublessee ("Sublessee");

                              W I T N E S S E T H :

      WHEREAS under and by virtue of the "LLIDA Sublease" (as hereinafter defined), Sublessor is the sublessee and the owner and holder of a subleasehold estate in certain property in Hall County, Georgia commonly known as "Lake Lanier Islands"; and

      WHEREAS, Sublessor has determined, in the exercise of the authority vested in it by law, that a privatization of the operation of the recreational resort development on said property is the appropriate means to achieve the objectives contemplated by Official Code of Georgia Annotated Section 12-3-318; and

      WHEREAS, Sublessee is experienced in the operation of such recreational resort developments and desires to enter into a sub-sublease of said property and the improvements thereon from Sublessor; and

      WHEREAS, Sublessor has determined that it is in the best interests of the Sublessor and the State of Georgia for Sublessor to enter into such sub-sublease with Sublessee;

      NOW, THEREFORE, for and in consideration of the premises recited above, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee do hereby covenant and agree as follows:

1. Basic Provisions and Definitions.

      This Paragraph 1 is an integral part of this Sublease and all of the terms hereof are incorporated into this Sublease in all respects. In addition to the other terms which are defined in this Sublease, the following capitalized terms, whenever used in this Sublease, shall have the meanings set forth in this Paragraph 1, and only such meanings, unless such meanings are expressly contradicted, limited or expanded elsewhere herein:

      1.1 Date of this Sublease: As of __________, 19__.

      1.2 Sublessor: LAKE LANIER ISLANDS DEVELOPMENT AUTHORITY.

      1.3 Address of Sublessor:         Lake Lanier Islands Development
                                        Authority
                                        6950 Holiday Road
                                        Lake Lanier Islands, Georgia 30518
                                        Attn: Frank Lee Smith,
                                              Interim Executive Director

      1.4 Sublessee:                    KSL LAKE LANIER, INC.

      1.5 Address of Sublessee:         KSL Lake Lanier, Inc.
                                        6950 Holiday Road
                                        Lake Lanier Islands, Georgia 30518
                                        Attn: Ray Williams

          With a copy to:               KSL Lake Lanier, Inc.
                                        56-140 PGA Boulevard
                                        La Quinta, California 92253
                                        Attn:  Nola S. Dyal, Esq.

          Billing Address of
          Sublessee:                    KSL Lake Lanier, Inc.
                                        6950 Holiday Road
                                        Lake Lanier Islands, Georgia 30518
                                        Attn:  Ray Williams

      1.6 Execution Date: The date of actual execution and delivery of this Sublease, which the parties acknowledge to be 19__ [insert date of release from escrow].

      1.7 Permitted Use: The following uses, to the extent consistent with the KSL Development Plan, as the same may be modified as provided herein, permitted by the Corps of Engineers, and subject to the use restrictions set forth in Exhibit "F", as the same may be modified as provided herein:

            (a) Public park and recreational purposes, including, without limitation, theme and amusement parks, resort attractions, resort uses, resort rentals, hiking trails, swimming pools and water related amenities;

            (b) Hotels and related uses, including, without limitation, hotel villas, suites, lodges, conference rooms, ballrooms, restaurant and hotel retail facilities, sales and marketing facilities, office spaces related to the hotel operations, and educational and classroom facilities;

            (c) Vacation services, including, but not limited to, tourist and travel agency services, vacation related activities, including summer camps, family events, dances and dining, rentals of resort villas, cabins, campground spaces, boat rental operations and uses incidental thereto, including sale of fuel and service and repair facilities for rental boats, and horseback and stable operations;

            (d) Sports and entertainment uses, including, without limitation, golf and tennis facilities, fitness and health facilities, fishing tournaments, fishing schools and teaching facilities and other facilities relating to fishing, dining areas and beverage establishments, entertainment venues, jogging, biking and hiking improvements, theaters, amphitheaters and festival venues, golf practice areas, golf clubhouse and lodging facilities, golf retail and restaurant facilities, golf schools and teaching facilities, tennis practice facilities, tennis clubhouse and lodging facilities, tennis retail and restaurant facilities, tennis schools and teaching facilities;

            (e) Retail stores and other commercial uses (such as, without limitation, restaurants, gift shops, apparel boutiques, drug stores, convenience stores, sporting goods stores, nightclubs, laundries and dry cleaners, fishing and camping retail sales outlets, arts and crafts stores, recreational clothing and merchandise stores, boat and water related equipment sales facilities, subject to Paragraph 1(x) on the attached Exhibit "F", containing certain restrictions on boat and related sales) consistent with a recreational resort;

            (f) Restaurant and related uses, including, without limitation, restaurants, food and beverage facilities, and related facilities, related office areas for restaurant and related activities, catering and sales marketing facilities;

            (g) Office and other uses relating to operations on the Premises by any partnership, association, corporation or other entity owned or controlled by Sublessee or which owns or controls Sublessee, or which is under common control with Sublessee (an "Affiliate"); office and other uses incidental to any other Permitted Use by parties which are otherwise conducting on the Premises any of the Permitted Uses;

            (h) Office uses by Affiliates of Sublessee not relating to operations on the Premises by such Affiliates, provided that the usable square footage occupied by all such Affiliates in connection with such unrelated uses does not exceed, in the aggregate, 25,000 usable square feet;

            (i) Office uses by parties other than Affiliates of Sublessee, which office uses are not incidental to any other Permitted Use by such party, provided that the usable square footage occupied by all such parties does not exceed, in the aggregate, 150,000 usable square feet (excluding square footage occupied in connection with or incidental to other Permitted Uses by such parties);

            (j) Ancillary infrastructure and support facilities, including, without limitation, utilities, roads, parking lots or structures, telecommunications facilities, heating, ventilation and air conditioning facilities, boiler room facilities and other mechanical facilities and equipment, maintenance areas and structures;

            (k) Theme attractions, including aerial and ground rides, aquariums, dinner cruise boat attractions, and facilities typically found in water parks, theme parks or other daily fee attraction venues;

            (l) Docks, moorings, wharves, and other similar facilities, which may be located on the waters of Lake Lanier within the areas permitted by the Prime Lease and this Sublease. Sublessee shall not construct or operate marinas (consisting of docks the primary purpose of which is the storage of boats by the general public, and boat repair facilities), except as may be approved in writing by the Corps of Engineers. This provision shall not be deemed to prohibit the acquisition, ownership or operation by Sublessee, or an Affiliate of Sublessee, or by a joint venture or other entity in which Sublessee or its Affiliate is a venture partner or other beneficial owner, of the Holiday on Lake Lanier Marina located adjacent to the Premises, or of an operating or other agreement or arrangement between Sublessee and the owner, lessee or operator of the Holiday on Lake Lanier Marina, or of the expansion thereof with the prior approval of the Corps of Engineers within the cove adjacent to the Holiday on Lake Lanier Marina;

      1.8 Commencement Date: The date of commencement of the Term shall be the Execution Date.

      1.9 Expiration Date: The Expiration Date shall be 12:00 midnight on _________, 20__ [insert date which is two days prior to expiration of Prime Lease], subject to earlier termination as provided in this Sublease, and subject to extension as provided in Paragraph 3.2 of this Sublease.

      1.10 Impositions: All taxes, assessments, use and occupancy taxes, transit taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, license and permit fees and other charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the Term (as hereinafter defined) be assessed, levied, charged, confirmed or imposed upon or accrue or become due or payable out of or on account of or become a lien on the Premises or any portion thereof, the appurtenances thereto, or the rent and income [including rents and other income received by or for the account of Sublessee from any subtenants or for any use or occupation of the Premises or any portion thereof, and such franchises, licenses and permits as may be appurtenant to the use of the Premises or any portion thereof, or any documents to which Sublessee is a party (which documents create or transfer any interest or estate in the Premises or any portion thereof, payable to any governmental body)]. Impositions shall not include any income taxes, capital levy, estate, succession, inheritance or transfer taxes or similar tax payable by or imposed upon Sublessor or DNR or any franchise taxes imposed upon any owner of the fee of the Premises or any income, profits or revenue tax, assessment or charge imposed upon the rent or other benefit received by Sublessor under this Sublease, by any municipality, county or state, the United States of America or any governmental body, or any tax or other assessment (other than the hotel tax described in Paragraph 34 below) levied by Sublessor or DNR solely against the Premises or any portions thereof, or solely against properties or assets such as the Premises which have been privatized by the State of Georgia; provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rental received from said real estate or the rents reserved herein or any part thereof, then such substitute taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the term "Impositions" to the extent that such substitute tax would be payable if Premises were the only property of Sublessor subject to such tax. Impositions shall not include any taxes (including, without limitation, any state, county or local ad valorem real estate taxes) which are imposed on the interest of Sublessor hereunder, or on the interest of DNR in the Premises, or which are hereafter imposed as the result of any transfer by Sublessor or DNR to any party to whom the tax exemptions currently available to DNR and Sublessor are not available or applicable.

      1.11 Annual Basic Rent Rate: Three Million and No/100 Dollars ($3,000,000.00) per annum ($250,000.00 per month) during the Term.

      1.12 Sublessor's Lien: As defined in Paragraph 5 hereof.

      1.13 Insurance Requirements: All requirements of any insurance policy required under this Sublease covering or applicable to any part of the Premises or the use thereof; all requirements of the issuer of any such policy, and all orders, rules, regulations, and other requirements of the Association of Fire Underwriters, Factory Mutual Insurance Companies, the Insurance Services Organization, and any other body exercising the same or similar functions and having jurisdiction or cognizance of any part of the Premises. Insurance Requirements shall not include any requirements, orders, rules, regulations or recommendations imposed by the Georgia Department of Administrative Services or any successor office or department which carries or coordinates insurance for Sublessor, DNR or the State of Georgia.

      1.13A Leasehold Mortgage: as defined in Paragraph 12.7 hereof.

      1.13B Leasehold Mortgagee: as defined in Paragraph 12.7 hereof.

      1.14 Legal Requirements: All laws, statutes and ordinances (including building codes and zoning regulations and ordinances, to the extent the same are applicable to the Premises) and the orders, rules and regulations of all federal, state, county and city departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Premises, or any part thereof, all requirements, obligations and conditions of all Existing Title Exceptions and all requirements, obligations and conditions of all future instruments of record to which Sublessee is a party or consents in writing. Legal Requirements shall not include any order, rule, regulation, directive or requirement of the State of Georgia or any such state, county or city department, bureau, board, agency, office, commission or other subdivision thereof, or of any official thereof, or of Sublessor, (a) which is applicable solely to the Premises or any portions thereof (except any such orders, directives or requirements pursuant to laws and regulations of general application, such as enforcement of violations of health codes of general application), or (b) which is applicable solely to properties or assets such as the Premises which have been privatized by the State of Georgia, to the extent that any such order, rule, regulation, directive or requirement is in conflict or inconsistent with the provisions of this Sublease, or imposes additional duties or obligations on Sublessee which are not contained in this Sublease.

      1.15 Guarantor: KSL Recreation Corporation, a Delaware corporation.

      1.16 Address of Guarantor:          KSL Recreation Corporation
                                          56-140 PGA Boulevard
                                          La Quinta, California 92253
                                          Attn:  John K. Saer, Jr.

      1.17 Premises: Those certain premises consisting of approximately 1,040.7 acres of land located in Hall County, Georgia, and being more particularly described on Exhibit "A" attached hereto and made a part hereof, together with the improvements thereon, said land and improvements being commonly known as Lake Lanier Islands; together with all rights, members, easements and appurtenances benefiting or appertaining thereto; together with all intervening lands between the lands otherwise described on Exhibit "A" and the water's edge of Lake Sidney Lanier, as it may vary due to water level fluctuations; together with the right to place recreational facilities and establish protected swimming areas in and upon the adjacent water areas of

Lake Sidney Lanier subject to the provisions of the Prime Lease, it being understood that, upon construction of such facilities and establishment of such protected swimming areas, the Premises shall then include, without further amendment of this Sublease, the area occupied by, and land and water area within 100 feet of, such approved recreation facilities and protected swimming areas.

      1.18 Existing Title Exceptions: The matters set forth on Exhibit "B" attached hereto.

      1.19 Prime Lease: That certain lease described in Exhibit "C" attached hereto.

      1.20 LLIDA: Lake Lanier Islands Development Authority, a body corporate and politic created and existing under the laws of the State of Georgia.

      1.21 LLIDA Sublease: That certain sublease described in Exhibit "D" attached hereto.

      1.22 LLIDC: Lake Lanier Islands Development Commission, a former department of the executive branch of the State of Georgia.

      1.23 Stouffer Sublease: That certain Lease Agreement dated February 26, 1973, by and between LLIDC and LLIDA, as lessor, and Lanier Islands Inn Associates (the "Partnership"), a general partnership originally composed of William L. Gunter, Joe H. Anderson, J. William Gibson, E. Michael Masinter, William S. King, Robert B. Russell and Robert L. Rate, as amended by Amendment to Lease Agreement dated March 26, 1974 and recorded in Deed Book 559, page 376, Hall County, Georgia records, by and between LLIDC and LLIDA, as lessor, and the Partnership, as lessee (through its partners William L. Gunter, Joe H. Anderson,
J. William Gibson, E. Michael Masinter, William S. King and Robert B. Russell), as further amended by Amendment to Lease Agreement dated June 18, 1976, by and between LLIDC and LLIDA, as lessor, and the Partnership, as lessee (through its partners William L. Gunter, Joe H. Anderson, J. William Gibson, E. Michael Masinter, Robert C. Sawyer, W. Wesley Devoto, William S. King and Robert B. Russell), as further amended by Amendment to Lease Agreement dated October 28, 1976, by and between LLIDC and LLIDA, as lessor, and the Partnership, as lessee (through its partners William L. Gunter, J. William Gibson, E. Michael Masinter, Robert C. Sawyer, W. Wesley Devoto, William S. King and Robert B. Russell), and assigned by the Partnership to The Stouffer Corporation, an Ohio Corporation as of February 25, 1977, and recorded in Deed Book 621, page 429, aforesaid records, and further assigned by The Stouffer Corporation to The Stouffer Hotel Company pursuant to that certain Transfer and Assignment of Lessee's Interest in Lease, dated September 15, 1989 and recorded in Deed Book 1415, page 151, aforesaid records, and as further assigned by The Stouffer Hotel Company to the current Stouffer's Sublessee.

      1.24 Lease Year: As defined in Exhibit "E" hereto.

      1.25 Stouffer's Sublessee: the holder of the interest of the sublessee under the Stouffer Sublease.

      1.26 Corps of Engineers: The United States Army Corps of Engineers

      1.27 DNR: The State of Georgia acting through its Department of Natural Resources.

      1.28 Corps Consent, Estoppel and Non-Disturbance Agreement: That certain Consent, Estoppel and Non-Disturbance Agreement executed by the Corps of Engineers in favor of Sublessee and its permitted assignees and sublessees, a copy of which is attached hereto as Exhibit "J".

      1.29 DNR Consent, Estoppel and Non-Disturbance Agreement: That certain Consent, Estoppel and Non-Disturbance agreement executed by DNR in favor of Sublessee and its permitted assignees and sublessees, a copy of which is attached hereto as Exhibit "K".

      1.30 KSL Development Plan: That certain conceptual plan shown on the document referenced on Exhibit "L"attached hereto, which plan has been approved by Sublessor and DNR, as the same may be modified or amended from time to time with the approval of Sublessor, DNR and the Corps of Engineers. The approval of Sublessor to any such modifications of such conceptual plan shall not be unreasonably withheld, delayed or conditioned. In addition, Sublessor will assist and cooperate with Sublessee in obtaining the approval of the Corps of Engineers to such conceptual plan, and will assist and cooperate with Sublessee in obtaining the approval of the Corps of Engineers and DNR to any such modifications of such conceptual plan which are or are required to be approved by Sublessor under this Sublease.

      1.31 Closing Statement: That certain Closing Statement which is executed by the Sublessee and Sublessor contemporaneously with this Sublease and which relates to the proration, adjustments, and other economic information between the parties relating to the transfer of the Premises from Sublessor to Sublessee, a copy of which is attached hereto as Exhibit "M".

2. Premises.

      2.1 Sublessor hereby demises and leases to Sublessee and Sublessee hereby leases, rents and hires from Sublessor, the Premises, subject, however, to the Existing Title Exceptions and terms and conditions of this Sublease. It is the specific intent and agreement of the parties hereto that this Sublease shall create and vest in Sublessee an estate for years in and to the Premises, and not a usufruct.

3. Term.

      3.1 The term of this Sublease (the "Term") shall commence on the Commencement Date, as set forth in Paragraph 1.8 hereof, and shall end at midnight on the Expiration Date, as set forth in Paragraph 1.9 hereof, unless the Term shall sooner terminate or be extended pursuant to any of the terms or conditions of this Sublease.

      3.2 (a) Sublessor and Sublessee acknowledge and agree that the term of the Prime Lease currently expires on _________, 20__ [insert date of expiration of Prime Lease, not later than 50 years from release from escrow] [***and the term of the LLIDA Sublease currently expires _________, 20__ [insert date which is one day prior to date of expiration of Prime Lease]]. Sublessor agrees that Sublessee shall have the right (the "Extension Option") to extend the Term of this Sublease from the expiration date of the Term of this Sublease to _________, 2056 [insert date which is ten years after initial expiration of this Sublease] (the "Extension Period") upon the same terms and conditions set forth in this Sublease (including, without limitation, Basic Rent and Percentage
Rent), provided that the term of the Prime Lease is extended so as to expire no earlier than _________, 2056 [insert date which is ten years after initial expiration of Prime Lease]. Sublessor agrees that it will assist Sublessee in the presentation of any request for any such extension of the term of the Prime Lease to the Corps of Engineers, and use its reasonable efforts to obtain approval by the Corps of Engineers. DNR has agreed that, if the Prime Lease is extended as described in this Paragraph 3.2(a), the LLIDA Sublease will be extended for the same period of time. If the Prime Lease is extended by the Corps of Engineers to a date which is earlier than ________, 2056 [insert date which is 10 years after initial expiration of Prime Lease], the Extension Period shall expire on the day which is two (2) days prior to the expiration date of the Prime Lease, as so extended, and the Extension Option shall be deemed to apply to such shorter Extension Period. Sublessee shall give Sublessor written notice on or before _________, 2008 [insert day of month which is two days prior to expiration day of month of Prime Lease in 2056] whether Sublessee desires to exercise the Extension Option.

            (b) It is further understood and agreed that during the term of this Sublease it is contemplated by Sublessor and Sublessee that Sublessee will develop improvements on the Premises. To the extent it becomes necessary or desirable to extend the expiration of the Term of this Sublease beyond the then balance of the Term to a new term for a full fifty (50) years from the date of the request for extension, Sublessor will consider in good faith a request for such an extension. Sublessor reserves the right to require changes in this Sublease for the period of the new extension, provided that, except as hereinabove set forth, no changes shall be made in the rent and other terms of the Sublease applicable to any extension of the

Term during the Extension Period. Sublessor also agrees that it will assist Sublessee in the presentation of a request to the Corps of Engineers and DNR for any such extension of the Prime Lease and the LLIDA Sublease approved by Sublessor, and use its reasonable efforts to obtain approval by the Corps of Engineers and DNR.

4. Rent.

      4.1 Sublessee shall pay to Sublessor during the Term, in lawful money (by good check evidencing immediately available funds) of the United States, without any prior demand therefor and without any offsets or deductions whatsoever except as may be other~vise expressly provided herein, the following sums (collectively, "Rent"):

            (a) fixed rent ("Basic Rent") at the Annual Basic Rent Rate for the period commencing on the Execution Date and ending on the Expiration Date. In addition, an amount equal to the amount of Basic Rent which would have been payable for the period beginning on (and as though the Term of this Sublease had commenced on) the Proration Date and ending on the day prior to the Execution Date shall be due and payable on the Execution Date.

            (b) percentage rent ("Percentage Rent") at the rate specified in, and on the terms and conditions set forth in, the Percentage Rent Rider attached hereto as Exhibit "E"; and

            (c) additional rent ("Additional Rent") consisting of all other sums of money as shall become due from and be payable by Sublessee hereunder (for default in the payment of which Sublessor shall have the same remedies as for a default in the payment of Basic Rent). Basic Rent, Percentage Rent and Additional Rent are sometimes collectively referred to herein as "Rent".

      4.2 Except as expressly provided in Paragraph 4.1 hereof, Basic Rent shall be payable in advance in equal monthly installments beginning on the Execution Date and continuing on the first day of each calendar month thereafter during the Term. In addition, an amount equal to the amount of Basic Rent which would have been payable for the period beginning on (and as though the Term of this Sublease had commenced on) the Proration Date and ending on the day prior to the Execution Date shall be due and payable on the Execution Date.

      4.3 The amount payable on the Execution Date calculated based upon the Proration Date, as set forth above, shall be prorated on the basis of the actual number of days in the month in which the Proration Date occurs. In the event the Expiration Date shall occur on a day other than the last day of a calendar month, then the amount of the monthly installment of the Basic Rent for the last month or portion thereof in which the

Expiration Date occurs shall be prorated on the basis of the actual number of days in such month, and any excess prepaid Basic Rent and Additional Rent shall be refunded by Sublessor to Sublessee on the Expiration Date.

      4.4 If Sublessee shall fail to pay any rents, charges or other sums after the same become due and payable, such unpaid amounts shall bear interest at the per annum rate of one percent (1%) in excess of the rate from time to time announced by NationsBank, N.A. (or any successor thereto) as its "prime rate" ("Late Payment Interest Rate"), calculated on the basis of actual days elapsed, based on a three hundred sixty (360) day year, from the fifth (5th) business day following the due date of such rents, charges or other sums to the date of payment; except that such interest shall never exceed the maximum legal rate from time to time permitted by applicable law; provided, however, if the payment is more than thirty (30) days late, the Late Payment Interest Rate, from and after such thirtieth (30th) day, shall be increased by three (3) percentage points, except that such interest shall never exceed the maximum legal rate from time to time permitted by applicable law The provisions herein for Additional Rent shall not be construed to extend the date for payment of any sums required to be paid by Sublessee hereunder or to relieve Sublessee of its obligation to pay all such sums at the time or times herein stipulated. Notwithstanding the imposition of such Additional Rent, Sublessee shall be in default under this Sublease if any or all payments required to be made by Sublessee are not made within ten (10) days following written notice that any such amounts are past due, which notice shall identify in reasonable detail the items required to be paid, and the exact amount required to cure such default. Notwithstanding anything to the contrary in this Sublease, Sublessee shall not be in default with respect to payment of Percentage Rent until the expiration of ten (10) days following written notice received by Sublessee of the final determination of the amount thereof following any dispute with respect thereto, which shall be resolved in accordance with the provisions of the Percentage Rent Rider attached hereto as Exhibit "E", provided that Sublessee shall have paid, on or before the due date or within any applicable notice and grace period, the amount of Percentage Rent which is undisputed.

      4.5 (a) For purposes of this Paragraph 4.5, a "Major Event" shall mean any of the following events: (i) Sublessee is prevented from charging such prices, rates and charges as it chooses in its sole discretion for products and services on the Premises because of the relationship of Sublessor or DNR to the Premises, or by reason of legal requirements specifically applicable only to the Premises or applicable solely to properties or assets such as the Premises which have been privatized by the State of Georgia; (ii) Sublessee is prevented from charging such prices, rates and charges as the result of controls imposed by the Corps in a manner inconsistent with the Corps Consent, Estoppel and Non-Disturbance Agreement; (iii)

Sublessee fails to obtain liquor licenses in accordance with the terms of Paragraph 33 hereof, Sublessee having otherwise complied in all respects with all of the terms and conditions set forth therein, due to (A) the nonexistence of Sublessor, (B) Sublessor's failure or refusal to issue such liquor licenses for any reason other than Sublessee's failure to comply with the usual and customary requirements of Sublessor, or failure to comply with the terms of Paragraph 33 hereof, which failure Sublessee fails to cure within thirty (30) days after receipt of written notice that any such liquor license will not be issued, which notice shall set forth in reasonable detail the reason that such liquor license will not be issued and any action required to satisfy the objections of Sublessor, or (C) the lack of authority of Sublessor to issue liquor licenses; (iv) the hotel tax described in Paragraph 34 is no longer imposed by Sublessor, and/or (subject to the limitations on the applications of such funds described in Paragraph 34 below) Sublessee no longer may use its discretion in determining how such funds may be utilized in promoting and marketing the Premises, due to (A) the nonexistence of Sublessor, (B) Sublessor's failure or refusal to impose such tax, or (C) the lack of authority of Sublessor to impose such tax; (v) the Corps target level of the waters of Lake Lanier is permanently reduced below an elevation of 1059 feet based on National Geodetic Vertical Datum; and (vi) the State of Georgia (or any other agency or instrumentality thereof) levies any tax or other assessment solely against the Premises or any portions thereof, or solely against properties or assets such as the Premises which have been privatized by the State of Georgia. The event described in subclause (iv) above shall not be a Major Event if such hotel tax is no longer imposed by Sublessor by reason of a general repeal of such tax.

            (b) The parties agree that the occurrence of a Major Event may damage Sublessee, and that a reduction in the rental paid by Sublessee to Sublessor under this Sublease will be appropriate. Sublessor and Sublessee agree that in the event of the occurrence of any Major Event, Sublessee shall be entitled to a reduction of Basic Rent and Percentage Rent in an amount equal to the losses, costs, damages and expenses incurred by Sublessee by reason of such Major Event, including, without limitation, start-up costs, marketing and promotional costs and expenses, and a reasonable, good faith estimate by Sublessee of lost profits and returns on investment opportunities eliminated by reason of the occurrence of such Major Event (the total amount of such losses, costs, damages and expenses is hereinafter referred to collectively as the "Rent Reduction"). The parties will use good faith efforts to reach an agreement as to the amount of the Rent Reduction and amend this Sublease to reduce the Rent by the amount of the Rent Reduction. Upon the occurrence of any Major Event, and until the amendment of this Sublease to effect the Rent Reduction, or the termination of this Sublease as hereinafter provided, all Basic Rent and Percentage Rent under this Sublease shall be tolled in full commencing on the expiration of one hundred twenty (120) days after the date of such occurrence, provided that the inability of the parties to reach an agreement as to the amount of the Rent Reduction and to amend this Sublease as provided above is not the result of any challenge by Sublessee of the enforceability of any of the provisions of this Paragraph 4.5(b). Any Rent which is determined to be payable by Sublessee during any period that the rent is tolled pursuant to the provisions of the preceding sentence shall be paid in full by Sublessee within ten (10) days after the date of determination of the amount of the Rent Reduction. The Rent Reduction shall be retroactive to the date of the occurrence of the Major Event. Any Rent which is determined not to be payable by Sublessee with respect to the period after the date of occurrence of a Major Event but which has been previously paid by Sublessee shall be refunded by Sublessor within ten (10) days after the date of determination of the amount of the Rent Reduction and, if not so refunded by Sublessor within such ten (10) day period, Sublessee shall have a right of offset against the Rent subsequently payable hereunder with respect to the amount not refunded. In determining the amount of the Rent Reduction, the parties and the appraisers to be appointed pursuant to Paragraph 4.5(c) below, shall take into account any reduction in the return on the investment of Sublessee and its permitted assignees and sublessees of the $9,000,000 payment made by Sublessee contemporaneously with the execution of this Sublease, and any capital expenditures made by Sublessee, and its permitted assignees and sublessees, to the time of determination of such loss.

            (c) If the parties are unable to reach agreement as to the amount of the Rent Reduction, the Rent Reduction, and the amount of the losses, costs, damages and expenses incurred by Sublessee by reason of such occurrence, shall be determined by the following appraisal process: Sublessor and Sublessee shall each appoint one appraiser to determine the Rent, and each shall promptly notify the other of such appointment. If either party shall fail or refuse so to appoint an appraiser and give notice thereof within thirty (30) days after written request from the other party, the appraiser appointed by such other party shall within an additional thirty (30) days thereafter individually make any such appraisal. If the parties have each so appointed an appraiser, the two appraisers thus appointed shall make such determination within thirty (30) days after the date of the later notice of appointment. If such two appraisers are unable to agree on such determination within said thirty (30) days, they shall, within an additional ten (10) days thereafter, jointly appoint a third appraiser; if they fail so to appoint such third appraiser within said ten (10) days, the third appraiser shall, within an additional ten (10) days thereafter, be appointed jointly by Sublessor and Sublessee (or upon their inability to agree, by the American Institute of Real Estate Appraisers, or its successor). The three appraisers so appointed shall then, within thirty (30) days after the appointment of the third appraiser, make such determination by majority vote. Any determination made pursuant to this Paragraph 4.5(c) shall be binding and conclusive upon Sublessor and Sublessee, without any right of appeal. All appraisers appointed hereunder shall be competent, qualified by training and experience, disinterested, independent, and members in good standing of the American Institute of Real Estate Appraisers, or its successor. All appraisal reports shall be rendered in writing and signed by the appraiser or appraisers making the report. Each party shall pay all fees and expenses charged or incurred by the appraiser appointed by such party; fees and expenses charged or incurred by the third appraiser and fees and expenses which cannot be reasonably attributed to any one appraiser shall be borne equally by Sublessor and Sublessee.

            (d) In the event that any Major Event terminates or ceases to occur, the Rent payable hereunder prior to any Rent Reduction shall be reinstated as of the date on which such Major Event terminates or ceases to occur.

            (e) Upon any such occurrence, if the amount of the Rent Reduction is insufficient to compensate Sublessee for all losses, costs, damages and expenses incurred and to be incurred by Sublessee by reason of such occurrence, Sublessee shall have the further right to terminate this Sublease by providing written notice of termination to Sublessor within one hundred eighty (180) days after receipt of written notice by Sublessee of the final determination of the amount of the Rent Reduction, in which event this Sublease shall terminate on the date set by Sublessee for termination in such notice, which date shall be not later than one (1) year after the date of such notice.

            (f) If Sublessee elects to terminate this Sublease pursuant to Paragraph 4.5(e) above, Sublessee shall be entitled to receive from Sublessor reimbursement for the unamortized costs (based on then current book value and using the straight-line method of depreciation, based upon useful lives used by Sublessee for tax purposes) of all buildings, structures and improvements constructed upon the Premises by Sublessee or its sub-sublessees, and any unamortized portion of the $9,000,000 payment made by Sublessee to Sublessor contemporaneously with the execution of this Sublease. Proof of such unamortized costs must be provided to Sublessor prior to reimbursement. In addition, all items of income and expense under this Sublease or otherwise with respect to the Premises shall be prorated as of midnight of the day prior to the effective date of termination, consistent with the manner in which such items of income and expense were prorated between Sublessor and Sublessee contemporaneously with the execution of this Sublease.

5. Sublessor's Lien.

      5.1 In addition to Sublessor's statutory landlord's lien as security for the faithful performance of the undertakings, duties and obligations of Sublessee under this Sublease, Sublessee hereby grants to Sublessor a security interest in and lien

("Sublessor's Lien") on certain equipment and other personal property described in Exhibit "N" attached hereto and by this reference incorporated herein. Sublessee agrees to execute such security agreements and UCC financing statements as Sublessor may require in form and substance reasonably satisfactory to Sublessor and Sublessee to evidence Sublessor's Lien

      5.2 Sublessor's Lien shall be released at such time as Sublessee has expended $3,000,000.00 for capital improvements and additions to and upon the Premises, exclusive of the amount of capital expenditures funded from the Reserve Account established pursuant to Paragraph 9.4 below. The amount secured by Sublessor's Lien shall be reduced, dollar for dollar, by the amount expended by Sublessee from time to time for such improvements and additions to and upon the Premises, exclusive of such amounts funded from the Reserve Account.

      5.3 If, upon the date on which Sublessor's Lien is required to be released under Section 5.2, above, and in any event upon the expiration of the Term, Sublessee shall have well and truly performed all of the undertakings, duties and obligations required of Sublessee under this Sublease including, but not limited to, the payment of the Rent and all other sums owed by Sublessee to Sublessor hereunder, then the Sublessor's Lien, to the extent not theretofore released in accordance with subparagraph 5.2, shall be terminated by Sublessor. At such time as Sublessor is required to release or terminate Sublessor's Lien, Sublessor shall execute a UCC Financing Statement Termination Statement and file the same in the appropriate UCC records, evidencing the release or termination of Sublessor's Lien.

      5.4 Sublessor does hereby waive any right to any lien, including any statutory landlord's lien, in or on any logos, trademarks, tradenames, characters or other intellectual property owned by Sublessee and used in connection with the ownership or operation of all or any part of the Premises.

6. Tax Payments.

      6.1 As Additional Rent during the Term, Sublessee will pay or cause to be paid all Impositions, as and when the same shall become due, except that all Impositions for the fiscal years or tax years in which this Sublease commences and expires shall be apportioned so that Sublessee shall pay the portions of the Impositions that are applicable to the period during the Term of this Sublease and Sublessor shall pay the portion thereof applicable before and after the Term. Sublessee shall pay all such Impositions directly to the taxing authority, and within thirty (30) days thereafter deliver to Sublessor satisfactory evidence of such payment. The certificate, advice, bill or statement issued or given by the appropriate officials authorized or designated by law to issue or give the same or receive payment of any of the Impositions, of the existence, nonpayment or amount of such Impositions shall be prima facie evidence of the existence, payment, non-payment and amount of such Impositions. The parties acknowledge and agree that Sublessee shall also be responsible for, and hereby agrees to pay to Sublessor, an amount equal to all Impositions payable by Sublessor with respect to the period from and after the Proration Date and ending on the day prior to the Execution Date.

      6.2 Sublessee, if Sublessee shall so desire, may contest the validity or amount of any Impositions, in which event Sublessee may defer payment thereof during the pendency of such contest provided that, prior to the date the same shall have become delinquent, Sublessee shall take such action as shall be required to postpone the collection of such Imposition. Nothing herein contained, however, shall be construed to allow such items to remain unpaid for such length of time as shall permit the Premises, or any part thereof, to be sold by any governmental or quasi-governmental authority or a lien with respect thereto foreclosed for the non-payment of the same.

      6.3 Commencing on the Execution Date, Sublessee shall render and return the Premises for taxing to all taxing jurisdictions and may, if Sublessee shall so desire, endeavor at any time or times to obtain a lowering of the assessed valuation upon the Premises, for any year for the purpose of reducing Impositions thereon. In such event, Sublessor will offer no objection, and, at the request of Sublessee, will cooperate with Sublessee, but without expense to Sublessor, in effecting such a reduction. Sublessee shall be authorized to collect any tax refund payable as a result of any proceeding Sublessee may institute for that purpose and any such refund shall be the property of Sublessee to the extent to which it may be based on a payment made by Sublessee, subject, however, to any apportionment between Sublessor and Sublessee with respect to taxes paid or contributed by Sublessor in the year in which this Sublease commences or expires, after deducting from such refund the reasonable costs and expenses, including reasonable legal fees, incurred in connection with obtaining such refund.

      6.4 Sublessor shall not be required to join in any action or proceeding referred to in Paragraphs 6.2 or 6.3 unless required by law or any rule or regulation in order to make such action or proceeding effective, in which event any such action or proceeding may be taken by Sublessee in the name of, but without expense to, Sublessor. Sublessee shall save Sublessor harmless from all costs, expenses, claims, losses or damages by reason of, in connection with, on account of, growing out of or resulting from any such action or proceeding.

      6.5 Sublessee agrees to pay prior to delinquency any and all taxes and assessments levied, assessed or imposed during the Term upon or against (i) all furniture, fixtures, signs and equipment and any other personal property installed or located within the Premises, (ii) all alterations, additions, betterments or improvements of whatsoever kind or nature made by or on behalf of Sublessee to the Premises, as the same may be separately levied, taxed and assessed against or imposed directly upon Sublessee by the tax authorities, and (iii) the rentals payable hereunder by Sublessee to Sublessor (other than Sublessor's Federal, State and local income taxes thereon, if any), provided such taxes are not duplicative hereunder. Sublessee may contest the validity or amount of any such taxes and assessments, subject to the same procedures and provisions as are applicable to contests of Impositions, as set forth in Paragraph 6.2 above. The parties acknowledge and agree that Sublessee shall also be responsible for, and hereby agrees to pay to Sublessor, an amount equal to all such taxes and assessments payable by Sublessor with respect to the period from and after the Proration Date and ending on the day prior to the Execution Date.

      6.6 Should any governmental authority require that a tax, other than the Impositions above mentioned, be paid by Sublessee, but collected by Sublessor, for and on behalf of said governmental authority, and from time to time forwarded by Sublessor to said governmental authority, the same shall be paid by Sublessee to Sublessor payable in advance, subject to the right of Sublessee to contest the validity or amount of any such tax, on the same terms and provisions as are applicable to contests of Impositions, as set forth in Paragraph 6.2 above.

      6.7 With respect to any Impositions for which Sublessee is responsible hereunder, the official tax bill shall be conclusive evidence of the amount of Impositions levied (subject to the right of Sublessee, as set forth above, to contest the validity or amount of any such Imposition, and the final determination of any such contest), assessed, or imposed, as well as of the items taxed. A copy of such tax bill shall, upon request of Sublessee, be submitted by Sublessor to Sublessee annually.

      6.8 Notwithstanding anything to the contrary herein, Sublessee shall have no liability or responsibility, under this Sublease or otherwise, for the payment of any Impositions on the interest of the Stouffer Sublessee under the Stouffer Sublease, or (with respect to the period during the term of the Stouffer Sublease) the property affected thereby. Sublessee acknowledges that the Stouffer's Sublessee pays the hotel tax described in Paragraph 34 below directly to Sublessor, but Sublessor acknowledges that the proceeds of such payments will be applied as described in said Paragraph 34.

7. Use.

      7.1 Sublessee may use the Premises solely for the Permitted Use, as set forth in Paragraph 1.7 hereof. Sublessee will not use or permit, or suffer the use of the Premises for any other business or purpose or in any manner or for any use which would violate or contravene the restrictions set forth on Exhibit "F" attached hereto, and Sublessee shall comply with its obligations set forth on Exhibit "G" attached hereto. Sublessee shall not commit waste, perform any acts or carry on any practice which may injure the Premises or be a nuisance or menace to subtenants in the Premises. Without limiting Sublessor's other rights and remedies at law, in equity, under this Sublease or otherwise, if Sublessee violates the terms of this Paragraph 7, Sublessor shall have the right to injunctive or other equitable relief and, if Sublessor is unsuccessful in obtaining such equitable relief, to recover from Sublessee any damages caused by Sublessee's breach.

      7.2 Sublessor acknowledges and agrees that Sublessee will be operating the Premises as a for-profit business, and that so long as Sublessee develops, leases, operates, manages and maintains the Premises in accordance with the provisions of this Sublease, Sublessee shall be entitled to operate the Premises in such manner as to generate revenues and profits and to keep and retain for its own account all revenues and profits generated from the Premises, and to distribute such revenues and profits to its shareholders.

      7.3 Sublessee takes the Premises subject to all applicable zoning regulations and ordinances now or hereafter in force including, but not limited to, those as to building line and setback. Sublessee, in its discretion and at its own cost and expense, may, in good faith, institute rezoning proceedings or contest and litigate the validity of any zoning ordinance, rule, regulation, resolution or statute of any governmental body affecting the Premises or Sublessee's use or occupancy thereof; provided, however, that Sublessee shall first give Sublessor written notice thereof. The Sublessor shall execute any and all documents reasonably requested by Sublessee in connection with any such proceedings or litigation and which are consistent with the terms and provisions of this Sublease. Sublessee shall indemnify Sublessor from any and all liability which might arise by reason of any such proceedings or litigation. Sublessor agrees to cooperate with and assist Sublessee, but without expense to Sublessor, in preserving and maintaining the inapplicability to the Premises of the zoning regulations and ordinances of Hall County, Georgia or any other municipality or political subdivision.

      7.4 Sublessee, at its sole cost and expense, shall comply with all Legal Requirements and shall comply in all material respects with all Insurance Requirements relating to or affecting the Premises, or respecting work performed by Sublessee, and subject to the provisions of Paragraph 33 below, shall procure all permits necessary for the Permitted Use. Sublessor shall cooperate with Sublessee in connection with any Legal Requirements and Insurance Requirements, and shall execute any and all documents reasonably requested by Sublessee which are necessary for Sublessee to obtain permits or otherwise comply with such Legal Requirements and Insurance Requirements.

      7.5 In the event that Sublessee and all Recognized Sub-sublessees, if any, cease all operations on the Premises for the entirety of any period of twelve
(12) consecutive months during the Term, Sublessor may, as its sole and exclusive remedy for such event, terminate this Sublease by providing ninety
(90) days prior written notice to Sublessee and all Recognized Sub-sublessees, if any, and upon payment to Sublessee and all Recognized Sub-sublessees, on or before the expiration of such ninety (90) day period, of an amount equal to the unamortized costs (based on then current book value and using the straight-line method of depreciation, based upon useful lives used by Sublessee for tax purposes) of all buildings, structures and improvements constructed upon the Premises by Sublessee or its sub-sublessees, and any unamortized portion of the $9,000,000 payment made by Sublessee to Sublessor contemporaneously with the execution of this Sublease; provided, however, that Sublessor shall not be required to pay such unamortized portion of such $9,000,000 payment unless, contemporaneously with the payment of such sum, Sublessee shall convey to Sublessor all of the improvements and personal property conveyed by Sublessor to Sublessee upon the execution of this Sublease, or replacements thereof, which conveyance shall be made by limited warranty deed and bill of sale substantially identical to the limited warranty deed and bill of sale pursuant to which such improvements and personal property were conveyed to Sublessee. Such improvements and personal property shall be conveyed by Sublessee substantially in the same condition as on the Proration Date, subject to normal wear and tear, damage by fire or other casualty not required to be restored by Sublessee under the provisions of Paragraph 15 below, condemnation, obsolescence and damage caused by the gross negligence or wilful misconduct of Sublessor, its agents and employees. Upon the date of any such termination, the obligations of Guarantor under the guaranty executed in connection with this Sublease shall automatically be deemed to be terminated with respect to the period from and after the date of such termination. The provisions of this Paragraph 7.5 shall not apply with respect to any cessation of operations by reason of force majeure (as described in Paragraph 30 below), by reason of any casualty or condemnation of the improvements on the Premises, or in connection with the construction of new improvements, or the repair or renovation of existing improvements on the Premises.

8. Alterations and Improvements.

      8.1 Provided Sublessee has received all necessary approvals from the Corps of Engineers in accordance with this Paragraph 8, Sublessee covenants and agrees that Sublessee and/or its Recognized Sub-sublessees (as defined in Paragraph
12.6 below) shall expend in the aggregate not less than $5,000,000.00 for capital improvements and additions to and upon the Premises, exclusive of the amount of capital expenditures funded from the Reserve Account established pursuant to Paragraph 9.2 below, during the five (5) Lease Years commencing with the Lease Year in which Gross Revenue (as defined in Exhibit "E") for the Premises is not less than $20,000,000. The obligations of Sublessee under the preceding sentence shall be null and void and of no force or effect if the amount of the Rent Reduction, if any, imposed under the provisions of Paragraph 4.5 above, is less than the amount of the losses, costs, damages and expenses incurred by Sublessee as a result of the matters described in Paragraph 4.5(a) above, provided, however, that such obligation shall be reinstated effective as of the date on which any Major Event terminates or ceases to occur and the Rent payable prior to the date of such Major Event is reinstated pursuant to the provisions of Paragraph 4.5(d) above. Any improvements, alterations, changes or additions may be made without the consent of Sublessor, provided that Sublessee complies with the provisions of Paragraph 8.2 below, including obtaining the approval of the Corps of Engineers and Sublessor required thereunder, and provided that any such improvements, alterations, changes or additions are in compliance with the KSL Development Plan, and are for a Permitted Use.

      8.2 The approval process for improvements to be constructed by Sublessee or any sub-sublessees of Sublessee shall be as follows:

      a. The KSL Development Plan (i) has been and is hereby approved by Sublessor and (ii) has been approved by the Corps of Engineers as evidenced by the execution and delivery of the Corps Consent, Estoppel and Non-Disturbance Agreement, a copy of which is attached hereto as Exhibit "J".

      b. Sublessee shall have the right to amend the KSL Development Plan with the approval of Sublessor, and Sublessor agrees that it will not unreasonably withhold, delay or condition its approval. Any such amendment will be subject to approval by the Corps of Engineers and, if the amendment has been approved by Sublessor, Sublessor agrees to assist Sublessee in the presentation of the amendment to the KSL Development Plan to the Corps of Engineers and will use its reasonable efforts to obtain approval by the Corps of Engineers. In the event that (i) Sublessor fails to approve or disapprove such proposed amendment within thirty (30) days after the receipt of a request for such approval from Sublessee, and (ii) if Sublessee provides to Sublessor a second written request for such approval or disapproval upon the expiration of such thirty (30) day period, and Sublessor fails to approve or disapprove such proposed amendment within thirty (30) days after the receipt of such second written request, then, such proposed amendment shall be deemed approved. If Sublessor disapproves such amendment, Sublessor will describe in reasonable detail the reasons for such disapproval and the action, if any, which may be taken or changes, if any, which may be made to obtain Sublessor's approval.

      c. At such time as Sublessee or its sub-sublessees plan the construction of specific improvements on the Premises, a preliminary site plan for such improvements will be prepared and submitted to Sublessor for its approval. Such preliminary site plan shall show the location of the footprint for such improvements and generally indicate the location of parking lots, driveways and related facilities. The proposed preliminary site plan shall be subject to the approval of Sublessor and Sublessor agrees that it will not unreasonably withhold, delay or condition its approval of the proposed preliminary site plan.

      d. The preliminary site plan will be subject to the approval of the Corps of Engineers and, if the preliminary site plan has been approved by Sublessor, Sublessor will assist Sublessee in the presentation of the preliminary site plan to the Corps of Engineers for its approval and will use reasonable efforts to obtain approval thereof by the Corps of Engineers.

      e. It is understood and agreed that in the construction of the improvements in accordance with the plans and specifications, certain change orders to the plans and specifications may become necessary or appropriate, and Sublessor agrees that, subject to the approval of the Corps of Engineers, Sublessee may without the consent or approval of Sublessor, order, authorize or perform any change, substitute work or materials in prosecuting the construction of the improvements ("Change Order"), provided (i) any such Change Order does not cause the improvements to be constructed for a purpose or use which is not a Permitted Use; and (ii) any such Change Order (individually or in the aggregate with all other Change Orders) does not result in a material change in the preliminary site plan approved by Sublessor as provided above. Neither plans and specifications for such improvements other than such preliminary site plan, nor the identity of the architect, contractors, engineers or consultants, nor the construction contract, architect's contract, engineering contract nor any other documentation in connection with the construction requires the approval of Sublessor, nor shall this Sublease be deemed to require the approval of the Corps of Engineers of any such matters.

      8.3 As soon as practicable (however, in no event to exceed three (3) calendar months) after the substantial completion of the improvements, Sublessee will furnish to Sublessor, at Sublessee's own cost and expense, (A) one complete set of final "as-built" plans and specifications of the completed improvements, and (B) a current, accurate, properly labeled, and certified plat of survey prepared by a Georgia registered land surveyor or professional engineer depicting to scale the exact location of the completed improvements, and any other physical objects, as the same have been constructed. The term "substantial completion" as used in this Sublease shall be deemed to mean such completion as will make the improvements sufficient, suitable and ready for immediate occupancy and for the use intended.

      8.4 Sublessee shall complete the construction of the proposed improvements substantially in accordance with the preliminary site plan approved by Sublessor or permitted without Sublessor's approval as hereinabove set forth.

      8.5 The fee title to all improvements, alterations, changes and additions described on Exhibit "R" attached hereto and incorporated herein, and fee title to all improvements, alterations, changes and additions constructed by Sublessee or its permitted sub-sublessees on the Premises from and after the Proration Date, shall be vested in Sublessee or its permitted assignees or sub-sublessees, as the case may be, until the termination or expiration of this Sublease, at which time all title to and ownership of said improvements shall automatically and immediately be surrendered with the Premises and vest (without the necessity of any further action being taken by Sublessee or Sublessor or any instrument being executed and delivered by Sublessee to Sublessor) in Sublessor. In the event that title to any improvements, alterations, changes or additions shall be vested in a sub-sublessee of Sublessee, such title shall automatically and immediately be surrendered to and vest (without the necessity of any further action being taken by Sublessee or such sub-sublessee or any instrument being executed and delivered by such sub-sublessee to Sublessee) in Sublessee upon the termination or expiration of such sub-sublease until the termination or expiration of this Sublease, at which time such title shall vest in Sublessor in accordance with the provisions of the preceding sentence. All permanent (non-trade and/or non-movable) fixtures installed in the Premises during the period from and after the Proration Date shall be treated in the same manner as improvements constructed by Sublessee, as described in the first sentence of this Paragraph 8.5. Sublessee shall have only leasehold title to all improvements, alterations, changes and additions currently existing on the Premises as of the Proration Date (other than those items described on the attached Exhibit "R") for the Term of this Sublease, and upon the termination or expiration of this Sublease, such leasehold title shall terminate automatically without the necessity of any further action being taken by Sublessee or Sublessor or any instrument being executed and delivered by Sublessee to Sublessor. All improvements and fixtures surrendered to Sublessor on the termination or expiration of this Sublease shall be surrendered subject to normal wear and tear, damage by fire or other casualty not required to be restored by Sublessee under the provisions of Paragraph 15 below, condemnation, and damage caused by the gross negligence or wilful misconduct of Sublessor, its agents and employees.

      8.6 Any removal of Sublessee's personal property and trade fixtures from the Premises shall be accomplished in a manner which will minimize any damage or injury to the Premises and any such damage or injury shall be promptly repaired by Sublessee at its sole cost and expense. Any personal property of Sublessee not removed by Sublessee prior to the Expiration Date or date of sooner termination of this Sublease shall, at Sublessor's option, either become the property of Sublessor or shall be disposed of or stored by Sublessor at Sublessee's sole risk and expense.

      8.7 No approval of any site plan, plans or specifications by Sublessor or consent by Sublessor allowing Sublessee to make improvements, alterations, changes or additions to the Premises shall in any way be deemed to be an agreement by Sublessor that the contemplated work complies with any Legal Requirements or Insurance Requirements or the certificate of occupancy for the Premises, or deemed to be a waiver by Sublessor of any of the provisions of this Sublease. Notice is hereby given that neither Sublessor, nor Sublessor's agents, nor the lessor under the Prime Lease or the LLIDA Sublease, shall be liable for any labor or materials furnished or to be furnished to Sublessee upon credit, and that no mechanic's or other claims for such labor or materials shall attach to or affect any estate or interest of Sublessor or any other such party in and to the Premises.

      8.8 While any construction (which term as used throughout this Sublease shall also include any alteration, renovation, demolition, reconstruction, repair, maintenance, restoration or replacement) is being done on or to the Premises, Sublessee shall protect such property and all adjacent property. In connection with such protection, Sublessee agrees that it will obtain, or require the general or prime contractor retained to perform such construction to obtain, or in the event there is no general or prime contractor retained to perform such construction then require the person(s) or entity(ies) performing such construction to obtain, and keep in force at all times during the performance of such construction, in addition to the insurance required to be carried pursuant to Paragraph 10 of this Sublease, insurance coverage under a policy or policies of builder's risk and comprehensive liability insurance covering the operations of such construction. Such policy or policies of liability insurance shall have combined single limits of not less than $2,000,000.00, except that for any construction project involving construction costs in excess of $5,000,000.00, such policy or policies of liability insurance shall have combined single limits of not less than $5,000,000.00, as such limits shall be increased from time to time by the percentage increase of the CPI-U (as hereinafter defined) above the CPI-U published for the month in which the Execution Date occurs. For purposes of this Paragraph 8.8, the "CPI-U" means the Consumer Price Index for All Urban

Consumers-U.S. City Average (1982-84 = 100), published by the U.S. Department of Labor Statistics. If such Index shall be discontinued, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, for the Atlanta, Georgia metropolitan area shall be used, with appropriate adjustments, and if there is no such successor Consumer Price Index, the parties shall attempt to agree upon a substitute Index or formula, and in the event that the parties are unable to agree upon a substitute Index or formula, then the matter shall be referred to arbitration in accordance with the provisions of Paragraph 18.12 below.

      8.9 Sublessee covenants and agrees to pay, currently as they become due and payable, all bills for labor, materials, insurance, and all fees of architects, engineers, contractors, and subcontractors and all other costs and expenses incident to any construction in or on the Premises; provided, however, that Sublessee may, in good faith, at its sole cost and expense and in its own name, dispute and contest any such bill, fee, cost or expense, and in such event, any such item need not be paid until adjudged to be valid; provided, however, Sublessee shall first notify Sublessor in writing of such dispute and contest and shall furnish to Sublessor, if requested in writing by Sublessor, reasonable security for the payment of any such item so contested unless Sublessee shall have prevented the execution of any lien or judgment relating thereto by bond or otherwise. Unless so contested by Sublessee, all such items shall be paid by Sublessee within the time provided by law, and if contested, any such item shall be paid before the issuance of an execution on a final judgment with respect thereto.

      8.10 Sublessee's rights, as well as the rights of anyone else, including, but not limited to, any mortgagee, architect, engineer, contractor, assignee, sublessee, subcontractor, independent contractor, prime or general contractor, mechanic, laborer, materialman or other lien or claim holder, shall always be and remain subordinate, inferior, and junior to Sublessor's reversionary title, interest and estate in the Premises, subject to the provisions of Paragraph 12.7 below.

      8.11 Sublessee covenants and agrees that in the event Sublessee abandons or fails to complete the construction of improvements undertaken by Sublessee upon the Premises substantially in accordance with all the requirements of this Sublease, and does not remove such construction and restore the Premises to its original condition, or recommence such construction, within sixty (60) days after the receipt by Sublessee of written notice of the intention of Sublessor to exercise its rights under this Paragraph 8.11, Sublessor may, at its option (but without any obligation so to do and without prejudice to any other rights Sublessor may have under this Sublease) complete the construction of the improvements undertaken by Sublessee at the cost and expense of Sublessee and, as nearly as practicable and proper, according to the site plan previously approved by Sublessor. Sublessee shall, at the time of execution of a contract with the architect who created the plans and specifications for Sublessee, obtain the written agreement of such architect to furnish to Sublessor and to permit Sublessor to use the plans and specifications, without charge to Sublessor, in the event Sublessor elects to complete the construction of the improvements undertaken by Sublessee or any part or parts thereof.

      8.12 In the event that, at any time during the Term of this Sublease, any alteration, demolition, renovation, repair, replacement or maintenance of any building, other structure or improvement in or on the Premises or any other work of any nature whatsoever shall be required or ordered, or becomes necessary on account of any law, ordinance or governmental regulation now in effect or hereafter adopted (other than any such laws, ordinances or governmental regulations enacted by the State of Georgia, or any department, agency or instrumentality thereof, which are applicable solely to the Premises, or solely to assets which have been the subject of the State of Georgia's privatization effort), Sublessee shall be solely liable for the entire cost and expense thereof, regardless of when the same shall be incurred or become due, and in no event shall Sublessor be required to contribute thereto, participate therein, or do or pay for any work performed, materials furnished, or obligations incurred by Sublessee. Sublessee shall have the right to contest the validity of any such law, ordinance or regulation.

9. Repairs and Maintenance.

      9.1 Sublessee shall, at all times during the Term of this Sublease, totally at Sublessee's own cost and expense, keep and maintain the Premises, and appurtenances and every part thereof, and any and all buildings, other structures or improvements that may exist on, in, or be made a part of the Premises, in good and sanitary order, condition and repair, ordinary wear and tear (subject to the obligation of Sublessee to consistently maintain such buildings, structures or improvements) excepted. The obligation of Sublessee to restore and maintain buildings, structures and improvements damaged by fire or other casualty or condemnation is governed by the provisions of Paragraphs 15 and 16 below, rather than by the provisions of this Paragraph 9.

      9.2 Subject to the provisions of Paragraph 9.3 below, Sublessee shall have the right to demolish any buildings or improvements which, in Sublessee's judgment, in its sole discretion (provided that such judgment is made in good faith), are obsolete or not commercially necessary or appropriate for the Premises, or can be replaced with improvements which better serve the Premises and generate more revenue for the Premises, or which are otherwise detrimental to the operation of the Premises, and provided that such demolition, in Sublessee's good faith business judgment, will be in the best interest of the Premises. No material improvements shall be demolished during the last five

(5) years of the Term without Sublessor's prior written consent, which may be given or withheld in Sublessor's sole discretion.

      9.3 Notwithstanding the provisions of Paragraph 9.1 above, in the event that Sublessee elects to demolish any buildings or improvements which are located on the Premises as of the Execution Date, or which are constructed by Sublessee in compliance with the capital improvement obligations set forth in Paragraph 8.1 above (hereinafter referred to collectively as "Existing Improvements"), Sublessee shall replace such Existing Improvements with improvements of substantially equivalent value as the demolished buildings or improvements, unless Sublessee shall have previously constructed buildings or improvements in excess of such capital improvement obligations under said Paragraph 8.1 (all improvements constructed by Sublessee after the date hereof in excess of the capital improvement obligations of Sublessee under said Paragraph 8.1 are hereinafter referred to collectively as "New Improvements"), in which event (i) the obligation of Sublessee to rebuild improvements upon demolition of Existing Improvements shall be deemed to have been satisfied to the extent of the costs incurred by Sublessee in the construction of such New Improvements, and (ii) such obligation to rebuild shall thereafter be deemed to be apply to such New Improvements, to the extent of the value of the demolished Existing Improvements which are not replaced.

      9.4 Sublessee will, at its sole cost and expense, establish and maintain a segregated, interest bearing capital expenditure reserve account (the "Reserve Account"). Commencing with the first payment of Rent due under this Sublease and simultaneously with the making of such payment and on the date of each Rent payment due thereafter, Sublessee shall pay into the Reserve Account an amount equal to five percent (5%) of Sublessee's Gross Revenue (as defined in Exhibit "E" hereto) for the preceding month (each a "Reserve Deposit" and collectively the "Reserve Deposits"), which will be held in the Reserve Account to be used as a capital expenditure reserve for the Premises. All interest earned on the Reserve Deposits will be added to and become a part of the Reserve Deposits. Sublessee may make withdrawals from the Reserve Account in accordance with the budget hereinafter described in this Paragraph 9.4, in order to make capital expenditures with respect to the Premises from time to time, and in accordance with the other terms of this Paragraph 9.4; provided, however, that during each calendar year of the Term Sublessee shall expend a minimum of five percent (5%) of Sublessee's annual Gross Revenue during the preceding calendar year for capital expenditures, of which four percent (4%) of Gross Revenue must be used for capital replacements, and renovation of existing improvements, furniture, fixtures and equipment, and up to one percent (1%) of Gross Revenue may be used for any new capital additions, improvements, construction or installations on the Premises. Within 120 days from the commencement of each calendar year during the Term of this Sublease, Sublessee shall submit to Sublessor for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned) a budget for expenditures of the Reserve Deposits equal to five percent (5%) of Sublessee's annual Gross Revenue for the preceding calendar year. Any portions of any such annual budget which, with Sublessor's consent, which shall not be unreasonably withheld, delayed or conditioned, are not expended in the current calendar year shall be retained in the Reserve Account until expended in accordance with a subsequent budget approved by Sublessor. Sublessee hereby grants a security interest to Sublessor in the Reserve Account, which security interest shall be subject and subordinate to the security interest of any Leasehold Mortgagee, provided that such Leasehold Mortgagee agrees that the proceeds in the Reserve Account shall be used in accordance with the provisions of this Paragraph 9.4.

10. Insurance and Indemnity.

      10.1 Throughout the Term, Sublessee shall have all buildings, other structures and improvements insured against any loss or damage caused by fire, lightning, windstorm, hurricane, tornado, cyclone, hail, explosion, riot, civil commotion, aircraft, smoke, land vehicles, boiler explosion, collapse, vandalism and sprinkler leakage, and any other risks customarily included under either fire and extended coverage or so-called all-risk insurance policies, and loss of rents for up to twelve (12) months resulting from any insured event, with responsible insurance companies, legally licensed and authorized to transact business in the State of Georgia, said insurance to be in the amount of the full insurable replacement value [one hundred percent (100%)] of said buildings, other structures and improvements. The contracts of insurance required by this subparagraph 10.1 shall contain standard loss payable clauses in favor of Sublessee, any permitted sublessees of such buildings, structures and improvements, Sublessor, the lessors under the Prime Lease and the LLIDA Sublease, and Leasehold Mortgagees, as their respective interests may appear. The phrase "full insurable replacement value" shall mean the actual replacement cost at the time in question (excluding costs of excavations, foundations, footings, underground pipes, conduits, flues and drains) without diminution of such costs for depreciation or obsolescence. The costs to Sublessee of all such required insurance under this Paragraph 10.1 are hereinafter called the "Insurance Costs". From and after the date of this Sublease, Sublessee shall pay the Insurance Costs when invoiced and prior to the due date thereof and provide Sublessor a statement showing the total amount thereof and a receipted invoice or other reasonable evidence of payment thereof. Sublessee shall also be responsible for payment of Insurance Costs from and after the Proration Date. The policy shall name Sublessor, any permitted sublessees of such buildings, structures and improvements, Sublessee, the lessors under the Prime Lease and the LLIDA Sublease, and Leasehold Mortgagees as additional insureds, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Sublessor twenty (20) days prior written notice. Said insurance shall be with an insurance company, having a Best's rating of A-VII or better, and a copy of the policy shall be delivered to Sublessor. If Sublessee fails to secure and maintain insurance policies complying with the provisions of this Paragraph 10.1, then Sublessor may, but shall not be required to, secure and maintain such insurance policies and Sublessee shall pay the cost thereof to Sublessor, as Additional Rent, upon demand. Sublessor may require increases in the aforesaid coverage to reflect inflation.

      10.2 Sublessee shall, at all times during the Term and during any period of holding over thereafter, keep in full force and effect a policy of insurance upon Sublessee's fixtures, equipment and other personal property against loss or damage by hazards insured under either a fire and extended coverage policy or a so-called all-risk policy, including collapse, vandalism and sprinkler leakage, in an amount equal to one hundred percent (100%) of the full replacement cost thereof. Notwithstanding the foregoing, Sublessee shall have the right to self-insure against the foregoing risks with respect to Sublessee's fixtures, equipment and other personal property so long as Sublessee maintains a plan of self-insurance adequate to provide coverage equal to such policy and shall furnish Sublessor with an affidavit by a principal officer of Sublessee to such effect. Sublessee shall also, at all times during the Term and during any period of holding over thereafter, keep in full force and effect a policy of insurance insuring against loss or damage by certain environmental hazards on or at the Premises or emanating from the Premises, which policy of insurance shall be in the amount of not less than $10,000,000.00 per occurrence and $10,000,000.00 in the aggregate, and shall cover substantially all of the risks covered under the form of insurance policy attached to this Sublease as Exhibit "V". Subject to the immediately succeeding sentence, such policy shall not be required to cover environmental hazards on or at or emanating from the property affected by the Stouffer Sublease during the term thereof, but such policy shall cover the property affected by the Stouffer Sublease to the same extent as the balance of the Premises is covered by such policy, at such time as the Stouffer Sublease is terminated or expires. Notwithstanding the preceding sentence, during the term of the Stouffer Sublease such policy shall cover any liability of Sublessor or Sublessee with respect to environmental hazards on or at or emanating from the property affected by the Stouffer Sublease.

      10.3 Sublessee shall, at all times during the Term and during any period of holding over thereafter, keep in full force and effect a policy of commercial general liability insurance with respect to the Premises, and the business conducted by Sublessee and any subtenants of Sublessee in the Premises, with a combined single limit of liability of not less than One Million Dollars ($1,000,000.00), subject to commercially reasonable deductible amounts, for bodily injury to or personal injury or death of any person and consequential damages arising therefrom, and for property damage, arising out of any one occurrence. Sublessee shall also keep in full force and effect an umbrella general liability policy with a limit of not less than $25,000,000.00, subject to commercially reasonable deductible amounts. The policies shall name Sublessor, any permitted sublessees of such buildings, structures and improvements, Sublessee, the lessors under the Prime Lease and the LLIDA Sublease, and Leasehold Mortgagees as additional insureds, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Sublessor twenty (20) days prior written notice. Said insurance shall be with an insurance company, having a Best's rating of A-VII or better, and a copy of the policies shall be delivered to Sublessor. If Sublessee fails to secure and maintain insurance policies complying with the provisions of this Paragraph 10.3, then Sublessor may, but shall not be required to, secure and maintain such insurance policies and Sublessee shall pay the cost thereof to Sublessor, as Additional Rent, upon demand. Sublessor may require increases in the aforesaid coverage to reflect inflation. Such insurance policies shall contain primary coverage endorsements, pursuant to which such policies are non-contributing with any other coverage available to Sublessor.

      10.4 Sublessee agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by Sublessee's fire insurance policy. Sublessee agrees to pay any increase in premiums for fire and extended coverage or so-called all-risk insurance that may be charged during the Term resulting from Sublessee's use or manner of use of the Premises. In determining whether increased premiums are the result of Sublessee's use of the Premises, a schedule, issued by the organization establishing the insurance rate for the Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Premises.

      10.5 Sublessee, as a material part of the consideration to be rendered to Sublessor in this Sublease, agrees to be responsible for, to indemnify Sublessor and the lessors under the Prime Lease and the LLIDA Sublease against, and to save and hold harmless Sublessor and the lessors under the Prime Lease and the LLIDA Sublease from, any and all liability, damages, expense, claims, actions or demands for any injury or death of any person(s) or damages to any property(ies) if such injury, death or damage to property arises from or in any manner grows out of, any act or neglect on or about the Premises by Sublessee or Sublessee's sublessees, subtenants, assignees, licensees, concessionaires, partners, agents, servants, employees, invitees, trespassers, contractors and subcontractors, or their partners, representatives, agents or employees, or which arises from or in any manner grows out of, any defect in any undertaking hereunder by Sublessee or any failure of Sublessee to comply with the provisions of this Sublease. The agreement of Sublessee to indemnify, save and hold harmless such parties as provided in this Paragraph 10.5 shall not apply to the matters described on the schedule attached hereto as Exhibit "W" (which Exhibit "W" consists of a schedule of conditions on the Premises to be corrected and for which Sublessee has been compensated, in full or in part, contemporaneously with the execution hereof), until the expiration of a reasonable period of time after the Execution Date for the correction by Sublessee of each of such matters, at which time the agreement of Sublessee to indemnify, save and hold harmless such parties as provided in this Paragraph 10.5 shall become applicable.

      10.6 Notwithstanding anything in this Sublease to the contrary, if either party hereto is made or becomes a party to any litigation commenced by or against the other party involving the enforcement of any such other party's obligations hereunder or elsewhere in this Sublease, then the prevailing party in such litigation, or the party becoming involved in such litigation because of a claim against such other party, as the case may be, shall receive from the other party all costs and reasonable attorneys' fees incurred by such party in such litigation to the extent not covered by insurance.

      10.7 Sublessor and Sublessee hereby waive any claim each may have against the other by way of subrogation or otherwise from any and all liability for any loss or damage to property, whether caused by the negligence or fault of the other party, to the extent such loss or damage is covered or required to be covered by the fire and extended coverage policy or so-called all-risk policy with respect to the Premises or any plan of self-insurance with respect to risks which would be insured against under such policies, notwithstanding the failure to obtain such policies. For purposes of this Paragraph 10.7, the amount of any deductible or co-insurance payment shall be deemed as having been covered under the applicable property damage insurance policy. Each of Sublessor and Sublessee shall cause any fire insurance and extended coverage or so-called all-risk policies which it maintains in respect of the Premises to contain a provision whereby the insurer waives any rights of subrogation against the other party.

      10.8 Sublessee agrees and covenants that it will not do or permit to be done in, to, or about the Premises any act or thing which will invalidate any insurance pertaining to any buildings, -other structures or improvements now located thereon or therein or hereafter constructed and located thereon or therein; and, further, that Sublessee will not permit any buildings, other structures or improvements at any time to be put, kept or maintained on the Premises in such condition that the same cannot be insured in the amount of the full insurable replacement value [one hundred percent (100%)] thereof.

      10.9 Sublessee shall, not less than fifteen (15) days prior to the expiration date of any and all insurance policies required to be carried by Sublessee in accordance with this Sublease, furnish to the Sublessor duplicate receipts or satisfactory evidence of the payment of all premiums on all such insurance.

11. Utilities.

      11.1 Sublessee shall be solely responsible for and shall promptly pay all charges for heat, water, gas, electricity or any other utility used or consumed in the Premises. In no event shall Sublessor be liable for an interruption or failure in the supply of any such utilities to the Premises. Subject to the preceding sentence, Sublessor agrees to cooperate with and assist Sublessee in good faith in obtaining and maintaining public telephone service at the Hilton Hotel presently located on the Premises, and at other locations on the Premises designated by Sublessee, including obtaining and maintaining such public telephones in the name of Sublessor, if reasonably necessary, but at the sole cost and expense of Sublessee. Sublessee shall indemnify Sublessor from any and all liability which might arise by reason of the obtaining and maintaining of such public telephones in the name of Sublessor.

12. Assignment, Mortgaging and Subletting.

      12.1 Except as otherwise set forth herein, Sublessee shall not (a) assign or otherwise transfer this Sublease or the Term and estate hereby granted, (b) sublet all or part of the Premises or allow the same to be used or occupied by others or in violation of Paragraph 7 hereof, or (c) mortgage, pledge or encumber this Sublease or all or any part of the Premises in any manner by reason of any act or omission on the part of Sublessee, without the prior written consent of Sublessor in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. In exercising such right of consent to any proposed assignment, subletting or other transfer as described in subparagraphs (a) and (b) of this Paragraph 12.1, Sublessor shall be entitled to take into account any factor or factors relevant to such decision, and the factors which may cause Sublessor to reasonably withhold its consent shall include, but are not limited to, the following: (i) failure of any use proposed by any such proposed sublessee or assignee to comply with the KSL Development Plan; or (ii) failure of any use proposed by any such proposed sublessee or assignee to comply with the Permitted Use or, if applicable, such use as shall be approved in writing by Sublessor; or (iii) failure to utilize a sublease or assignment form approved by Sublessor; or (iv) failure of such sublessee, assignee or other transferee (A) to have a net worth of at least $5,000,000.00 or, if less, demonstrable financial resources sufficient to perform the project to be undertaken pursuant to such sublease, assignment or other transfer, as reasonably determined by Sublessor or (B) to be of good character and reputation; or (v) failure of the rent provided for in such sublease, assignment or other transfer, together with any Recognized Sub-subleases (as hereinafter defined) then in effect, to be sufficient to satisfy the minimum rent requirements set forth on the attached Exhibit "S" (the minimum rent which would be sufficient to satisfy the requirements of this clause (v) is hereinafter referred as the "Minimum Sublease Rent"). Sublessor agrees that the sublease form used by Sublessee shall be acceptable to Sublessor if any such sublease form is substantially identical to the form of this Sublease, without material changes other than as may be necessary or appropriate to reflect the business terms of the sublease transaction, the parties to the transaction, or which are not adverse to or detrimental to the interests of Sublessor, with such other changes as may be approved by Sublessor, which approval shall not be unreasonably withheld, delayed or conditioned, provided that the sublease form satisfies the requirements set forth on the Schedule of Minimum Sub-sublease Requirements attached hereto as Exhibit "S" and incorporated herein (a sublease form which satisfies the requirements of this sentence is hereinafter referred to as an "Approved Sublease Form"). Any assignment or subletting, if consented to by Sublessor, shall be further subject to and conditioned upon the following: (a) at the time of any proposed subletting or assignment, Sublessee shall not be in default beyond any applicable grace period under any of the terms, provisions or conditions of this Sublease; (b) the sublessee or assignee shall occupy only the Premises and conduct its business in accordance with the KSL Development Plan and the Permitted Use or, if applicable, such use as was approved in writing by Sublessor; (c) prior to occupancy, Sublessee and its assignee or sublessee shall execute, acknowledge and deliver to Sublessor a fully-executed counterpart of a written assignment of lease or sublease, as the case may be (consented to by any Guarantor of this Sublease) on a form approved by Sublessor, by the terms of which: (i) in case of an assignment, Sublessee will assign to such assignee Sublessee's entire interest in this Sublease, and all prepaid rents hereunder, and the assignee will accept said assignment and assume and agree to perform as the obligation of such assignee directly to and for the benefit of Sublessor and enforceable by Sublessor, all of the terms, covenants and conditions of this Sublease on Sublessee's part to be performed with respect to the period from and after the date of such assignment; or (ii) in case of a subletting, the sublease in all respects will be subject and subordinate to all of the terms, covenants and conditions of this Sublease; and (d) notwithstanding any such assignment or subletting under the terms of this Paragraph, both Sublessee and any Guarantor will acknowledge that, notwithstanding any such assignment or subletting and the consent of Sublessor thereto, neither Sublessee nor said Guarantor, if any, is released or discharged from any liability whatsoever under this Sublease and both shall continue liable with the same force and effect as though no assignment or sublease has been made. Notwithstanding the foregoing provisions of this Paragraph 12.1 and notwithstanding anything to the contrary contained elsewhere in this Sublease, Sublessee shall be entitled to enter into subleases with respect to portions of the Premises other than for Preapproved Projects (as hereinafter defined) pursuant to Paragraph 12.4 below, and other than to Affiliates pursuant to Paragraph 12.5 below, to sublessees who are not entitled to the benefits of a Recognized Sub-Sublessee pursuant to Paragraph
12.6 below, without the consent of Sublessor.

      12.2 Should Sublessee desire to assign this Sublease or sublet the Premises or any portion thereof and such assignment or sublease requires Sublessor's prior consent hereunder, Sublessee shall give Sublessor written notice of such desire, which notice shall contain (1) the name and address of the proposed assignee or sublessee and its form of organization, (2) the material terms and conditions of the proposed sublease or assignment (including, without limitation, the financial terms of such proposed assignment or subletting and the proposed commencement date of the proposed assignment or sublease), and (3) financial statements for the three (3) most recently completed fiscal years of the proposed assignee or sublessee and such other financial information as Sublessor shall reasonably request (or if the proposed assignee or sublessee has not been extant for at least three [3] years, such financial statements as are available), together with the request that Sublessor approve such assignment or sublease. Sublessor shall have a period of thirty
(30) days following receipt of such written notice within which to notify Sublessee in writing that Sublessor elects (A) to deny Sublessee the right to consummate such assignment or sublease, or (B) permit Sublessee to assign this Sublease or sublet the Premises. In the event Sublessor fails to respond to such written request for approval within thirty (30) days of receipt of such request, Sublessor shall be deemed to have approved such request. In the event of a denial of approval of one or more projects, Sublessor shall specify in reasonable detail the reasons for such disapproval.

      12.3 If this Sublease be assigned, whether or not in violation of the terms of this Sublease, Sublessor may collect rent from the assignee. If the Premises or any part thereof be sublet or be used or occupied by anybody other than Sublessee, whether or not in violation of this Sublease, Sublessor may, after default by Sublessee and expiration of Sublessee's time to cure such default, if any, collect rent from the subtenant or occupant. In either event, Sublessor may apply the net amount collected to the Rent herein reserved. The consent by Sublessor to an assignment, transfer, encumbering or subletting pursuant to any provision of this Sublease shall not in any way be considered to relieve Sublessee from obtaining the express prior consent of Sublessor to any other or further assignment, transfer, encumbering or subletting. Neither any assignment of this Sublease nor any subletting, occupancy or use of the Premises or any part thereof by any person other than Sublessee, nor any collection of rent by Sublessor from any person other than Sublessee, nor any application of any such rent as provided in this Paragraph 12 shall, under any circumstances, be deemed a waiver of any of the provisions of Paragraph 12.1 hereof, or relieve, impair, release or discharge Sublessee of its obligations fully to perform the terms of this Sublease on Sublessee's part to be performed and Sublessee shall remain fully and primarily liable therefor. Sublessor shall have no liability for brokerage commissions arising out of a transfer by Sublessee and Sublessee shall and does hereby indemnify Sublessor and hold it harmless from any and all liability for brokerage commissions arising out of any such transfer.

      12.4 Without further approval by Sublessor but subject to the terms and conditions set forth below in this Paragraph 12.4, Sublessee shall have the right to sublease to third parties up to three (3) proposed projects included within the KSL Development Plan. Each such project is hereinafter referred to as a "Preapproved Project" and such projects are hereinafter collectively referred to as the "Preapproved Projects"). Sublessee shall have the right to enter into subleases for the Preapproved Projects without the further consent or approval of Sublessor subject to the following terms and conditions:

      (a) Construction of a Preapproved Project must commence within five (5) years after the Execution Date;

      (b) Any sublease of a Preapproved Project: (i) shall be in compliance with the KSL Development Plan or modifications thereof approved by Sublessor;
      (ii) shall provide for use of the Preapproved Project in accordance with the Permitted Use or, if applicable, such use as shall be approved in writing by Sublessor; (iii) shall be on an Approved Sublease Form; (iv) shall be a sublease to a sublessee having a net worth of at least $5,000,000.00 or, if less, having demonstrable financial resources sufficient to perform the -project to be undertaken by the sublessee pursuant to such sublease, as reasonably determined by Sublessor; and (v) the rent provided for in such sublease shall not be less than the Minimum Sublease Rent;

      (c) Any subleases approved by Sublessor under Paragraph 12.1 above shall not be included in the three (3) Preapproved Projects for which no approval of Sublessor is required under this Paragraph 12.4; and

      (d) Sublessee shall provide to Sublessor, prior to the execution of a sublease under this Paragraph 12.4, written notice of Sublessee's intention to execute such sublease and evidence reasonably satisfactory to Sublessor that the terms and conditions set forth above have been satisfied.

      12.5 Without further approval by Sublessor but subject to the terms and conditions set forth below in this Paragraph 12.5 and elsewhere in this Paragraph 12, Sublessee shall have the right to assign this Sublease or to sublease all or portions of the Premises to any Affiliate of Sublessee. Any such sublease of all or portions of the Premises to an Affiliate without the further consent or approval of Sublessor shall be subject to the following terms and conditions:

      (i) such sublease shall be in compliance with the KSL Development Plan or modifications thereof approved by Sublessor; (ii) such sublease shall provide for use of the subleased portion of the Premises in accordance with the Permitted Use or, if applicable, such use as shall be approved in writing by Sublessor; and (iii) such sublease shall be on an Approved Sublease Form; and (iv) the rent provided for in such sublease shall not be less than the Minimum Sublease Rent, except that the minimum rent provided for in such sublease may be less than the Minimum Sublease Rent if such sublease to an Affiliate is not to be treated as a Recognized Sub-Sublease pursuant to the provisions of the last sentence of Paragraph
      12.1 above, and such Affiliate shall not be entitled to the benefits of a Recognized Sub-Sublessee pursuant to Paragraph 12.6 below.

      (ii) Sublessee shall provide to Sublessor, prior to the execution of a sublease under this Paragraph 12.5, written notice of Sublessee's intention to execute such sublease and evidence reasonably satisfactory to Sublessor that the terms and conditions set forth above have been satisfied.

      12.6 (A) Any sublease for a Preapproved Project or to an Affiliate, meeting all of the terms and conditions for entering into such sublease without the prior approval of Sublessor, and any other sublease expressly approved by Sublessor pursuant to this Paragraph 12 shall be entitled to recognition in accordance with this Paragraph 12.6. In the event the portion of the Premises as to which any such recognition is made is also a portion of the Premises as to which there exists any Leasehold Mortgage, such sublease shall be accompanied by evidence of the written consent thereto by any such Leasehold Mortgagee. Sublessor shall, upon request by Sublessee, promptly execute, acknowledge and deliver agreements evidencing and agreeing to the recognition of any such subleases, and agreeing to recognize the rights of the sub-sublessee under its sublease, and to accept the attornment of such sub-sublessee in the event of the termination of this Sublease, in the form of the Consent, Estoppel and Non-Disturbance Agreement attached hereto as Exhibit "Q". Any sublease which is or is required to be recognized by Sublessor pursuant to the provisions of this Paragraph 12.6 shall be hereinafter sometimes referred to as a "Recognized Sub-sublease," and the sublessee thereunder shall be hereinafter sometimes referred to as a "Recognized Sub-sublessee."

            (B) If this Sublease is terminated prior to the expiration of the Term as provided for herein, whether or not Sublessor enters into a Mortgagee Sublease (as hereinafter defined) with any Leasehold Mortgagee as provided for in Paragraph 12.7 hereof, Sublessor agrees that any such premature termination of this Sublease shall not result in the termination of any Recognized Sub-sublease. Each Recognized Sub-sublease shall continue for the duration of its term as a direct lease between Sublessor and each such Recognized Sub-sublessee, with the same force and effect as if Sublessor had originally entered into the Recognized Sub-sublease as the lessor thereunder.

            (C) Any other provisions of this Sublease or of any Recognized Sub-sublease to the contrary notwithstanding, in no event shall Sublessor have any greater obligations to any Recognized Sub-sublessee than Sublessor has to Sublessee under this Sublease, and in no event shall any Recognized Sub-sublessee have any greater rights as against Sublessor than Sublessee has as against Sublessor under this Sublease.

      12.7 Sublessee, and every successor and assign of Sublessee (and any Recognized Sub-sublessee and every successor and assign of a Recognized Sub-sublessee pursuant to Paragraph 12.6), shall have the right in addition to any other rights granted in this Sublease to encumber its interest in this Sublease (or any Recognized Sub-sublease) without Sublessor's consent, under one or more Leasehold Mortgages (as hereinafter defined), upon the condition that all rights acquired under the Leasehold Mortgage or Mortgages shall be subject to each of the provisions set forth in this Sublease (and, if applicable, such Recognized Sub-sublease) and to all rights and interest of the Sublessor (and, if applicable, the sublessor under such Recognized Sub-sublease) therein and shall be further subject to the Prime Lease and the LLIDA Sublease. If, from time to time, Sublessee or Sublessee's successors and assigns (or Recognized Sub-sublessees or their successors and assigns) shall encumber this Sublease or any Recognized Sub-sublease with a Leasehold Mortgage, and if the Leasehold Mortgagee (as hereinafter defined) registers with Sublessor by delivering to Sublessor a copy of such recorded Leasehold Mortgage certified by the Clerk or any Deputy Clerk of the Superior Court of Hall County, Georgia, together with written notice specifying the name and address of the Leasehold Mortgagee and the pertinent recording data with respect to the Leasehold Mortgage, Sublessor agrees that, anything in this Sublease to the contrary notwithstanding, from and after the date of receipt by Sublessor of such notice and so long as such Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction of such Leasehold Mortgage is given by the Leasehold Mortgagee to Sublessor, the provisions of this Paragraph 12.7 shall apply to each such Leasehold Mortgagee. Sublessor shall, promptly upon receipt of such notice under this Paragraph 12.7, acknowledge in writing receipt of such notice to Sublessee and such Leasehold Mortgagee as satisfying the requirements of this Paragraph
12.7 or, in the alternative, reject in writing said notice as not complying with the provisions of this Paragraph 12.7 and specify the grounds for such rejection. Upon the request of such Leasehold Mortgagee, Sublessor shall acknowledge receipt of the satisfactory notice by an instrument in recordable form. Upon satisfaction of the requirements of this Paragraph 12.7 by such Leasehold Mortgagee, the following provisions shall apply:

            (A) The term "Leasehold Mortgage," as used in this Sublease shall mean and refer to any encumbrance of this Sublease (or any Recognized Sub-sublease) or the interest of Sublessee hereunder (or the interest of a Recognized Sub-sublessee under a Recognized Sub-sublease), or the interest of Sublessee or a Recognized Sub-sublessee in the improvements located on the Premises as security for any indebtedness Sublessee, or Sublessee's successors and permitted assigns or any Recognized Sub-sublessee and its successors and assigns, may incur, whether by deed to secure debt, mortgage, deed of trust, or other security instrument. The term "Leasehold Mortgagee" shall mean and refer to the holder of the indebtedness secured by any Leasehold Mortgage; provided, however, that such Leasehold Mortgagee must be a national bank, commercial, national or state savings bank or trust company (whether acting on its own behalf or as trustee), investment or merchant bank, any foreign bank agency licensed in Georgia or authorized to make loans in the United States, charitable foundation, real estate investment fund, insurance company, credit company, pension or retirement fund or fund which is in turn funded substantially by a pension or retirement fund, real estate investment trust, venture capital firm, mortgage banking house, international bank or investment company, hospitality, resort- or recreation-based company or other like institutional lender and any other lenders which perform functions similar to any of the foregoing, in each such case having assets in excess of $50,000,000 at the time of the execution of the Leasehold Mortgage. Leasehold Mortgagee shall also include any Sublessee hereunder, and any of its successors and assigns (to the extent that any such successors or assigns would otherwise qualify as a Leasehold Mortgagee hereunder, or to whom this Sublease is assigned in good faith, and not for the purpose of evading the qualifications of a Leasehold Mortgagee hereunder), who take back a purchase money security interest in all or any portion of the leasehold estate created hereby or such improvements upon a sale or assignment of the same. If Sublessee or its successors or assigns become the holder of such purchase money security interest, and Sublessee or a successor or assign becomes the owner of the interest of Sublessee hereunder by reason of the exercise of remedies under its Leasehold Mortgage, any further assignment or subleasing by Sublessee or such successor and assign thereafter shall be subject to the limitations on assignment or subletting applicable to Sublessee without regard to the fact that Sublessee or such successor or assign was a Leasehold Mortgagee.

            (B) There shall be no cancellation, surrender or modification of this Sublease by Sublessor and/or Sublessee without the prior written consent of any Leasehold Mortgagee. Nothing herein contained shall be deemed to prohibit Sublessor from terminating this Sublease for default of Sublessee as provided in this Sublease, subject to the provisions of this

Paragraph 12.7. Without limiting the generality of the foregoing, any Leasehold Mortgage may provide that no rejection of this Sublease by Sublessee or by a trustee in bankruptcy for Sublessee shall be effective as to any Leasehold Mortgagee unless consented to in writing by such Leasehold Mortgagee, provided that this sentence shall not create any duty or obligation from Sublessor to any Leasehold Mortgagee in the event of any such rejection of this Sublease by Sublessee or by a trustee in bankruptcy for Sublessee.

            (C) Sublessor, upon serving Sublessee with any notice of default, shall simultaneously serve a copy of such notice on any Leasehold Mortgagee. No notice of default from Sublessor to Sublessee shall be deemed to have been duly given unless and until a copy thereof has been provided to every Leasehold Mortgagee of this Sublease in the manner specified herein, and no such notice from Sublessor to any Leasehold Mortgagee shall be deemed to have been duly given unless and until a copy thereof has been so provided to Sublessee in the manner specified herein. The Leasehold Mortgagee shall then have the same period after service of the notice on it to remedy or cause to be remedied the default complained of, and Sublessor shall accept performance by or at the instigation of any Leasehold Mortgagee as if it has been done by Sublessee. Any notice required to be given to any Leasehold Mortgagee shall be addressed to the Leasehold Mortgagee at the address and to the attention of the person designated to Sublessor by such Leasehold Mortgagee to receive copies of such notices, and shall otherwise be given and effective in accordance with the provisions of Paragraph 24 below. Sublessor hereby authorizes entry upon the Premises by each Leasehold Mortgagee, and its agents, representatives, contractors and employees, for the purpose of curing defaults hereunder, subject to the rights of Sublessee and its Sub-sublessees.

            (D) In addition to the rights granted to any Leasehold Mortgagee under subparagraph (C) of this Paragraph 12.7, a Leasehold Mortgagee shall have an additional period of thirty (30) days to remedy or cause to be remedied any default complained of, provided such Leasehold Mortgagee shall reimburse Sublessor, at the time of so remedying the default, for all costs and expenses to Sublessor of maintaining, protecting, insuring and operating the Premises during the additional thirty (30) day period.

            (E) If Sublessor shall elect to terminate this Sublease by reason of any default of Sublessee, the Leasehold Mortgagee shall also have the right to postpone and extend the date of termination as fixed by the provisions of this Sublease until the later of (i) a period of not more than six (6) months from the expiration of the cure period specified in subparagraph (D) of this Paragraph 12.7, or (ii) the date which is ten (10) days after the receipt by Leasehold Mortgagee of a separate notice of Sublessor's intention to terminate this Sublease, provided that the Leasehold Mortgagee shall have cured or shall have caused to be cured any then existing defaults and meanwhile shall pay the Rent and other charges required to be paid under this Sublease, except that such Leasehold Mortgagee shall not be required to comply with (i) obligations of Sublessee to satisfy or otherwise discharge any lien, charge or encumbrance against Sublessee's interest hereunder or in the Premises junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee, or (ii) obligations then in default and not reasonably susceptible of being cured by such Leasehold Mortgagee, which shall not include defaults which can be cured by the payment of money (including the reimbursement obligations of Sublessee under Paragraph 19 below), or physical conditions on the Premises, provided that Leasehold Mortgagee has access to the Premises and is not stayed or enjoined from curing any such conditions (such obligations not reasonably susceptible of being cured by such Leasehold Mortgagee are hereinafter referred to collectively as "Incurable Defaults"); and provided, further, that the Leasehold Mortgagee shall forthwith take steps necessary to acquire or sell Sublessee's interest and estate in this Sublease by foreclosure of its Leasehold Mortgage, or otherwise, and shall prosecute such action to completion with due diligence. If at the end of the six (6) month period, the Leasehold Mortgagee shall be actively engaged in steps to acquire or sell Sublessee's interest in this Sublease (if not enjoined or stayed), and shall have otherwise complied with the requirements of this Paragraph 12.7, the time for Leasehold Mortgagee to comply with the provisions of this sub-paragraph (E) of this Paragraph 12.7 shall be extended for so long as such Leasehold Mortgagee is enjoined or stayed and thereafter for such period as shall be reasonably necessary to complete these steps with reasonable diligence and continuity. The Leasehold Mortgagee shall not be required to cure or commence to cure any defaults consisting of Sublessee's failure to satisfy and discharge any lien, charge or encumbrance against Sublessee's interest hereunder or in the Premises junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee. If a Leasehold Mortgagee complies with the provisions of this Paragraph 12.7(E), then, upon the acquisition of Sublessee's right, title and interest herein by such Leasehold Mortgagee, or its designee, or any other purchaser or assignee at a foreclosure sale or otherwise, this Sublease shall continue in full force and effect as if Sublessee had not defaulted hereunder.

            (F) Sublessor agrees that in the event of any foreclosure under any Leasehold Mortgage, either by judicial proceedings or under power of sale contained therein, all right, title and interest encumbered by such Leasehold Mortgage may, without the consent of Sublessor, be assigned to and vested in the purchaser at such foreclosure sale or an assignee from such purchaser of this Sublease or a Recognized Sub-sublease subject and subordinate, however, to the rights, title and interests of Sublessor and further subject to the Prime Lease and the LLIDA Sublease and (in the case of a Leasehold Mortgage encumbering all or any part of the estate of any Recognized Sub-sublessee) subject and subordinate to the rights, title and interest of Sublessee. In the event that Leasehold Mortgagee or its designee shall become the owner of the interest of Sublessee hereunder by foreclosure, deed in lieu of foreclosure, or otherwise, such Leasehold Mortgagee or its designee shall have the right to transfer and assign its interest hereunder to any other party without the prior written consent of Sublessor, without complying with any restrictions on assignment contained in this Sublease, and no such assignment or conveyance shall be deemed to constitute a default or event of default hereunder.

            (G) Sublessor agrees that in the event of a termination of this Sublease by reason of any default by Sublessee or by reason of any other cause (including, without limitation, a rejection of this Sublease by Sublessee's trustee in bankruptcy pursuant 11 U.S.C. ss.365 or any equivalent provision of law), and subject to the rights herein granted to Leasehold Mortgagees, Sublessor shall provide each Leasehold Mortgagee with written notice that this Sublease has been terminated, together with a statement of all sums then due to Sublessor under this Sublease and all other defaults hereunder (identifying in reasonable detail the action required to correct the same), and Sublessor will enter into a lease (hereinafter referred to as a "Mortgagee Sublease") of the Premises with the Leasehold Mortgagee or its designee for the remainder of the term effective as of the date of termination, at the same Rent and upon the same terms, provisions, covenants and agreements as contained in this Sublease (including, without limitation any and all options to extend or renew the Term of this Sublease) and subject to the Prime Lease and the LLIDA Sublease and to no additional exceptions or encumbrances other than those set forth in Exhibit "B" hereof and to the rights, if any, of the parties then in possession (actual or constructive) of any part of the Premises (subject to any agreement between such parties and the Leasehold Mortgagee), and Sublessor shall convey to such Leasehold Mortgagee or its designee title to the improvements owned by Sublessee as provided in Paragraph 8.5 of this Sublease by quitclaim deed, subject to the right of reversion contained in such Paragraph 8.5; provided:

                  (1) The Leasehold Mortgagee shall make written request upon Sublessor for the execution of such a Mortgagee Sublease within sixty (60) days after the date of receipt by such Leasehold Mortgagee of such notice of termination required under this Paragraph (G), and the written request is accompanied by payment to Sublessor of all sums then due to Sublessor under this Sublease, as set forth in such notice of termination to Leasehold Mortgagee.

                  (2) The Leasehold Mortgagee or its designee shall pay to Sublessor at the time of the execution and delivery of the Mortgagee Sublease any sums that at the time of its execution and delivery would be due pursuant to this Sublease but for the termination, and, in addition, all reasonable attorney's fees which Sublessor shall have incurred by reason of the default. Sublessor shall allow as an offset against the sums otherwise due under this Paragraph (G), an amount equal to the net income, if any, derived by Sublessor from the Premises during the period from the date of termination of this Sublease to the date of beginning of the Term of such Mortgagee Sublease. In the event of a controversy as to the amount to be paid to Sublessor pursuant to this Paragraph (G), the payment obligation shall be satisfied in the event that Sublessor shall be paid the amount not in controversy, and such Leasehold Mortgagee or its designee shall agree to pay any additional sum ultimately determined to be due plus interest at the per annum rate of one percent (1%) in excess of the rate from time to time announced by NationsBank, N.A. (or any successor thereto) as its "prime rate", calculated on the basis of the actual days elapsed, from the day following the due date of such payments to the date of payment.

                  (3) The Leasehold Mortgagee or its designee shall perform and observe all covenants contained in the Mortgagee Sublease on Sublessee's part to be performed during such period of time commencing with the date of execution of the Mortgagee Sublease and terminating upon the abandonment or surrender of possession of the Premises under the said Mortgagee Sublease and shall further remedy any other conditions that Sublessee was obligated to perform under the terms of this Sublease (other than Incurable Defaults), and specifically identified in such notice of termination provided by Leasehold Mortgagee under this Paragraph (G).

                  (4) Unless otherwise agreed in writing by the Leasehold Mortgagees, in the event that more than one Leasehold Mortgagee shall make written request upon Sublessor for a Mortgagee Sublease, then the Mortgagee Sublease shall be entered into pursuant to the request of the Leasehold Mortgagee whose Leasehold Mortgage shall be most junior in lien, provided (1) the holder of any Leasehold Mortgage prior in lien who makes such written request upon Sublessor shall have been paid all installments of interest and amortization of principal then due and owing to such Leasehold Mortgagee, plus all expenses, including reasonable attorney's fees, incurred by such Leasehold Mortgagee in connection with the termination of this Sublease, the execution and delivery of the Mortgagee Sublease and the execution and delivery of all documents reasonably necessary to protect the priority of its Leasehold Mortgage; (2) the new sublessee will assume, in writing, all of the covenants, agreements and obligations on the part of the defaulted Sublessee under any Leasehold Mortgage prior in lien to be kept, observed and performed on the part of Sublessee, subject nevertheless to the terms and conditions of such Leasehold Mortgage, and shall execute and deliver to all holders of any Leasehold Mortgage prior in lien who have made a written request upon Sublessor pursuant to this Paragraph (G) such documents as are necessary to keep such Leasehold Mortgages in full force and effect, and (3) the holder of any Leasehold Mortgage prior in lien shall have received from the title insurance company insuring such Leasehold Mortgage assurances (at no expense to it) satisfactory to such Leasehold Mortgagee that its Leasehold Mortgage continues, with respect to the Mortgagee Sublease, in the same manner and order of priority of lien as was in existence with respect to this Sublease and that the leasehold estate of the new sublessee created by such Mortgagee Sublease shall be subject to the lien of any Leasehold Mortgage prior in lien in the same manner and order of priority of lien as was in existence with respect to the leasehold estate created under this Sublease. All holders of Leasehold Mortgages prior in lien who have delivered a written request to Sublessor pursuant to this Paragraph (G) shall act in good faith and cooperate with the holder of the Leasehold Mortgage junior in lien so as to permit such junior Leasehold Mortgagee to take advantage of the provisions of this Paragraph (G). In the event that all of the conditions of clauses (1), (2) and (3), above, shall not have been satisfied by or with respect to such junior Leasehold Mortgagee, the next most junior Leasehold Mortgagee who shall have delivered a written request to Sublessor pursuant to this Paragraph (G) shall have paramount rights to the benefits set forth in this subparagraph. In the event the conditions of clauses (1), (2) and (3), above, shall not be satisfied with respect to such next most junior Leasehold Mortgagee, the provisions of this subparagraph shall apply with respect to each Leasehold Mortgagee next most junior until such conditions are satisfied. In the event of any dispute as to the respective senior and junior priorities of any such Leasehold Mortgages, the certification of such priorities by a title company doing business in the State of Georgia, satisfactory to Sublessor, shall be conclusively binding on all parties concerned. Sublessor's obligation to enter into a Mortgagee Sublease with any junior Leasehold Mortgagee shall be subject to the receipt by Sublessor of evidence reasonably satisfactory to it that the conditions of clauses (1), (2) and
      (3), above, have been satisfied with respect to all senior Leasehold Mortgages.

                  (5) The new sublessee under any such Mortgagee Sublease shall be liable to perform the obligations imposed on such sublessee by such Mortgagee Sublease only during the period such person has an ownership of the leasehold estate created by such Mortgagee Sublease.

                  (6) Sublessor shall have the right, without the consent of Sublessee, at all times to encumber Sublessor's interest in the Premises and Sublessor's interest in this Sublease, provided that each such security instrument placed on the Premises by Sublessor shall by its terms be subject to this Sublease, to the right, title and interest of Sublessee in the Premises and the improvements thereon, and to the rights and interests of any Leasehold Mortgagee hereunder in this Sublease (including, without limitation, the right of any Leasehold Mortgagee to enter into a Mortgagee Sublease) and the interest of Sublessee in the leasehold estate hereby created. Upon the request of Sublessee or any Leasehold Mortgagee, Sublessor shall obtain (at Sublessee's sole cost and expense) an agreement in recordable form in which the holder of the mortgage on Sublessor's interest in the Premises and Sublessor's interest in this Sublease acknowledges that such mortgage is subject to this Sublease and to the rights of Sublessee and such Leasehold Mortgagee as set forth above.

                  (7) The new sublessee under such Mortgagee Sublease shall, upon entering into such Mortgagee Sublease, acquire all of the right, title and interest of Sublessee in and to any and all subleases of all or any part of the Premises and the improvements and upon the request of such new sublessee, Sublessee shall execute, acknowledge and deliver to such new sublessee an assignment in recordable form evidencing such conveyance.

                  (8) The Mortgagee Sublease shall be expressly made subject to the Prime Lease and the LLIDA Sublease and to the rights, if any, of the Sublessee under this Sublease and to the rights, if any, of the Recognized Sub-sublessees (and any other person or entity claiming by, through or under any Recognized Sub-sublessee) under any Recognized Sub-sublease pursuant to Paragraph 12.6 hereof, subject to any agreement between the Leasehold Mortgagee and the Recognized Sub-sublessee.

                  (9) The Leasehold Mortgagee (the lessee under the Mortgagee Sublease) shall assume all of the obligations of Sublessor under any Recognized Sub-sublease, subject to any agreement between the Leasehold Mortgagee and the Recognized Sub-sublessee.

                  (10) The lessee (Leasehold Mortgagee) under the Mortgagee Sublease shall have the same right, title and interest in and to the Premises and the right to use the buildings and improvements thereon as Sublessee had under this Sublease.

            (H) Sublessor, upon request, shall execute, acknowledge and deliver to any Leasehold Mortgagee an agreement, in the form attached hereto as Exhibit "P" and incorporated herein or in such other form as shall be reasonably satisfactory to Leasehold Mortgagee and Sublessor, by and between Sublessor, Sublessee and Leasehold Mortgagee (provided the same has been previously executed by Sublessee and Leasehold Mortgagee) agreeing to all of the provisions of this Paragraph 12.7 of this Sublease. Sublessee agrees to pay all reasonable costs and expenses incurred by Sublessor in connection with the preparation and/or execution of said agreement.

            (I) Subject to the provisions of Paragraph 12.7(G)(4) above, the rights granted a Leasehold Mortgagee under this Paragraph 12.7 shall not extend, as to any one portion of the Premises, to more than three (3) such Leasehold Mortgagees at any one time, but shall, as among Leasehold Mortgagees whose Leasehold Mortgages encumber the same estate, be exercisable by said Leasehold Mortgagees in the order of the respective priority of their Leasehold Mortgages, to the exclusion of those Leasehold Mortgages junior in priority and those Leasehold Mortgagees whose Leasehold Mortgages encumber a lesser estate (unless any of such Leasehold Mortgagees agree otherwise in writing).

            (J) Sublessor agrees that any Leasehold Mortgagee or its designee permitted under this Sublease shall in no manner or respect whatsoever be liable or responsible for any of Sublessee's obligations or covenants under this Sublease, unless and until such Leasehold Mortgagee or its designee becomes the owner of said leasehold estate by foreclosure, sale in lieu of foreclosure or otherwise, in which event such Leasehold Mortgagee or its designee shall remain liable for such obligations and covenants only so long as it remains the owner of said leasehold estate.

            (K) In the event that a Leasehold Mortgagee or its designee shall become the holder of the leasehold estate hereby created, and in the event that the improvements located on the Premises shall have been or become materially damaged on, before or after the date such Leasehold Mortgagee or its designee becomes such holder, such Leasehold Mortgagee or its designee shall be obligated to repair, replace or reconstruct such improvements only to the extent of the net insurance or condemnation proceeds received by such Leasehold Mortgagee or its designee by reason of such damage. In the event that such net insurance or condemnation proceeds are insufficient to repair, replace or reconstruct such improvements to the extent required by this Sublease and such Leasehold Mortgagee or its designee elects not to fully reconstruct such improvements to the extent required by this Sublease, such failure shall constitute a default under this Sublease.

            (L) All proceeds of policies of insurance maintained hereunder and the award from any condemnation or taking of the Premises shall be paid to and held by the first in priority Leasehold Mortgagee in trust for the benefit of Sublessor and Sublessee upon the condition that said Leasehold Mortgagee agrees in a written agreement with Sublessor that is reasonably satisfactory to Sublessor that the insurance proceeds or award from any taking shall be applied in the manner specified in this Sublease and shall be paid to Sublessor to the extent that

Sublessor shall be entitled thereto pursuant to the provisions of this Sublease. Such Leasehold Mortgagee is hereby authorized to participate in any actions, proceedings or negotiations in connection with the collection, settlement or compromise of any such proceeds or awards. In the event that the first in priority Leasehold Mortgagee is a person or entity the principal place of business of which is not located in the United States, such proceeds shall be held by the next in priority Leasehold Mortgagee, the principal place of business of which is located in the United States. If no Leasehold Mortgagee has a principal place of business in the United States, such proceeds shall be held by an escrow agent located in the Atlanta, Georgia metropolitan area reasonably acceptable to Sublessor, Sublessee and the first in priority Leasehold Mortgagee. Notwithstanding the foregoing, all proceeds of policies and insurance resulting from damage to any improvements in existence as of the Proration Date or which are required to be constructed by Sublessee hereunder shall be paid to and held by a third party escrow agent reasonably satisfactory to Sublessor, Sublessee and the first in priority Leasehold Mortgagee, in trust for the benefit of Sublessor, Sublessee and such Leasehold Mortgagee, to be applied in a manner specified in this Sublease.

            (M) Sublessor and Sublessee shall cooperate in including in this Sublease by suitable amendment from time to time any provision which may be reasonably requested by any proposed Leasehold Mortgagee or may otherwise be reasonably necessary to implement the provisions of this Paragraph 12; provided, however, that any such amendment shall not in any way affect the Term or affect adversely any rights of Sublessor under this Sublease.

            (N) So long as any Leasehold Mortgage is in existence, unless all Leasehold Mortgagees shall otherwise expressly consent in writing, the fee title to the Premises, the leasehold estate of Sublessor and DNR and any leasehold estate of Sublessee herein created shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and any of said leasehold estates by Sublessor or by Sublessee, or by a third party by purchase or otherwise. Nothing contained in this Paragraph (N) shall limit or affect any right of termination on the part of Sublessor contained in any other provision of this Sublease.

            (O) In the event that Sublessor should become subject to any bankruptcy proceeding, Sublessee shall not accept any rejection by Sublessor or Sublessor's trustee in bankruptcy as terminating this Sublease, but, instead, shall remain in possession of the Premises to the full extent permitted by law. Without limiting the foregoing, no such acceptance of any rejection of this Sublease shall be effective as to any Leasehold Mortgagee unless consented to in writing by such Leasehold Mortgagee

            (P) In the event Sublessee shall fail to appoint an arbitrator or appraiser in any arbitration or appraisal proceedings after notice from Sublessor, as provided in any provision of this Sublease providing for arbitration or appraisal by arbitrators or appraisers to be appointed by Sublessor and/or Sublessee, the Leasehold Mortgagee shall have an additional period of thirty (30) days, after notice by Sublessor that Sublessee has failed to appoint such arbitrator or appraiser, to make such appointment, and the arbitrator or appraiser so appointed shall thereupon be recognized in all respects as if such arbitrator or appraiser had been appointed by Sublessee.

            (Q) Notices from Sublessor to the Leasehold Mortgagees shall be mailed to the address furnished to Sublessor pursuant to this Paragraph 12, and those from the Leasehold Mortgagee to Sublessor shall be mailed to the address designated pursuant to the provisions of Paragraph 24 hereof. Such notices, demands and requests shall be given in the manner described in Paragraph 24 and shall in all respects be governed by the provisions of Paragraph 24.

            (R) Sublessor does hereby subordinate any and all lien or claim of lien against Sublessee, the Premises, the improvements located on the Premises and all other trade fixtures, fixtures, equipment, furniture and other property of Sublessee located on the Premises, and any capital reserve or other reserve account established hereunder, arising from this Sublease or the relationship of Sublessor and Sublessee (including, without limitation, any lien created pursuant to O.C.G.A. Section 44-14-341, but specifically excluding Sublessor's lien in the equipment and other personal property described in the attached Exhibit "N" granted pursuant to the provisions of Paragraph 5.1 above) to the liens created under any and all Leasehold Mortgages, whether now or hereafter existing.

      12.8 Sublessor shall at any time, and from time to time during the term of this Sublease, upon the written request of Sublessee, amend this Sublease and enter into one or more individual leases (herein referred to in this Sublease as "Individual Sublease" or "Individual Subleases" as the context requires) covering any portion or portions of the Premises in accordance with the following terms and conditions:

            (a) Each Individual Sublease shall conform to the following requirements and limitations:

                  (i) It shall name Sublessor as lessor and Sublessee or its designee or Affiliate as lessee thereunder;

                  (ii) It shall specifically describe as the premises demised thereunder such portion of the Premises which shall be designated by Sublessee, and shall in no event include any additional real property beyond the boundaries of the property described in Exhibit "A" hereof, except that it may include non-exclusive easements which are appurtenant in part or in whole to the premises demised thereunder and which non-exclusive easements have theretofore been granted pursuant to the provisions of this Sublease. The legal description contained in each such Individual Sublease shall be prepared on the basis of and from a current, accurate, properly labeled plat of survey obtained at the expense of Sublessee from and certified by a Georgia registered and licensed land surveyor or professional engineer, which shall show and have labeled across the face thereof (i) the portion of the Premises which will be the premises demised under the Individual Sublease, and (ii) any portion of the Premises that has theretofore been demised under Individual Subleases. Such plat of survey shall also include thereon a certification and labeling by the said surveyor or engineer as to the total gross acreage (also expressed in square footage) contained within the boundaries of (i) the portion of the Premises demised under the Individual Sublease, (ii) the portion(s), if any, of the Premises theretofore demised under Individual Subleases and (iii) all of the remainder of the Premises;

                  (iii) It shall provide for the payment of Rent according to the provisions of Paragraph 4 of this Sublease, as modified pursuant to paragraph (c) below;

                  (iv) It shall not contain any term or condition of this Paragraph 12.8 or any equivalent to the terms and conditions contained in this Paragraph 12.8; and

                  (v) Except as otherwise provided in this Paragraph 12.8, it shall contain precisely the same provisions as are set forth in this Sublease.

            (b) Each Individual Sublease shall be submitted by Sublessee to Sublessor accompanied by:

                  (i) A proposed form of an amendment of this Sublease prepared in accordance with the provisions of Subparagraph 12.8(d); and

                  (ii) Five (5) copies of the plat of survey referred to in subparagraph 12.8(a)(ii).

            (c) The amount of the Basic Rent and Percentage Rent under each Individual Sublease shall not be less than the minimum Rent required under any Recognized Sub-sublease, as described on the attached Exhibit "S".

            (d) Upon the execution of each such Individual Sublease, this Sublease shall be amended as follows:

                  (i) Paragraph 2 of this Sublease shall be amended to remove and discharge that portion of the Premises demised under each such Individual Sublease in all respects from the provisions set forth in this Sublease;

                  (ii) Paragraph 4 of this Sublease shall be amended to reduce the annual Rent by a sum equivalent to the amount of the rental payable under any such Individual Sublease;

                  (iii) Any such amendment shall provide that except as
                        specifically therein provided for, and except as theretofore amended by prior amendments, this Sublease shall continue in full force and effect as legally binding obligations of Sublessor and Sublessee, and

                  (iv) Any other provisions of this Sublease to the contrary notwithstanding, in no event shall the cumulative sum of
                        (i) the annual Rent payable under this Sublease (as such amount is amended from time to time by reason of amendments to this Sublease) plus (ii) the sum of all annual Rent payable pursuant to all Individual Subleases which have been executed pursuant to this Sublease, fail to be equal to or greater than the Rent as originally provided for in Paragraph 4 of this Sublease.

      12.9 Sublessor will execute, for the benefit of any sub-sublessee which is permitted under the provisions of this Sublease without the consent or approval of Sublessor, and for the benefit of any sub-sublessee which is otherwise approved by Sublessor, a consent, estoppel and non-disturbance agreement, substantially in the form of the Consent, Estoppel and Non-Disturbance Agreement attached hereto as Exhibit "Q" and incorporated herein, with such changes therein as may be reasonably requested by the sub-sublessee. Sublessor shall assist and cooperate with Sublessee, but at no expense to

Sublessor, in obtaining for the benefit of such sublessees a Subleasehold Recognition Agreement from DNR and the Corps of Engineers, in forms heretofore approved by DNR and the Corps of Engineers.

      12.10 Sublessor acknowledges that this Sublease has been entered into with the expectation that Sublessee will further sub-sublease portions of the Premises in order to facilitate the development of the Premises, and that the agreement of Sublessor not unreasonably to withhold, delay or condition consents to subleases other than those with respect to which no further approval is required hereunder is a material inducement to Sublessee to enter into this Sublease. Sublessor agrees that it will promptly, diligently and in good faith review requests by Sublessee for approval of sub-subleases which comply with the requirements of this Paragraph 12.

13. Access.

      Sublessor, its authorized representatives, agents, employees and attorneys may, but shall be under no duty to, enter the Premises at reasonable times and hours, upon reasonable advance notice, subject to the rights of tenants in possession, if any, to inspect the Premises in order to determine whether Sublessee is complying with its undertakings, duties and obligations under this Sublease.

14. Sublessee's Property.

      Sublessor shall not be liable for any damage to property of Sublessee or of others located in the Premises, nor for the loss of or damage to any property of Sublessee or of others by theft or otherwise, unless the result of the gross negligence or wilful misconduct of Sublessor, its agents or employees. Sublessor shall not be liable for any latent or patent defect in the Premises unless identified in a written agreement between Sublessor and Sublessee executed on or before the Execution Date, which agreement sets forth obligations of Sublessor with respect to such defects. All property of Sublessee kept or stored on the Premises shall be so kept or stored at the risk of Sublessee only and Sublessee shall hold Sublessor harmless from and hereby waives any claims arising out of damage to the same or damage to Sublessee's business, including subrogation claims by Sublessee's insurance carrier.

15. Casualty Damage.

      15.1 Repair of Damaged Improvements.

            (a) Should any building, other structures or improvements constructed and located on or within the Premises be damaged or destroyed by fire or any other casualty whatsoever during the Term of this Sublease, Sublessee, except as hereinafter provided in this Paragraph 15.1, shall, within sixty

(60) days following the date of the casualty, commence the preparation of plans and specifications for the repair, reconstruction, restoration or replacement of such improvements, it being specifically understood and agreed, however, that Sublessee may elect, in its sole discretion, not to restore or replace such improvements. Notwithstanding the preceding sentence or anything else to the contrary in this subparagraph 15.1(a), Sublessee shall be obligated to restore or replace such improvements when required under the provisions of Paragraph 15.1(b). If such improvements are to be restored or replaced, then, (i) within one hundred twenty (120) days after the date of such casualty, Sublessee shall submit the preliminary site plan required to be approved by Sublessor under this Sublease and by the Corps of Engineers for approval; (ii) on or before one hundred eighty (180) days after the date of such casualty, or, if such approvals are required, ninety (90) days after obtaining any required approvals from Sublessor and the Corps of Engineers, Sublessee shall commence the work of repair, reconstruction, restoration, or replacement; and (iii) Sublessee shall prosecute the same with all reasonable dispatch, and complete the same as soon as reasonably practicable. Sublessor acknowledges and agrees that Sublessee may elect in its sole discretion to demolish and remove the remainder of the damaged improvements and replace such improvements with new improvements which are consistent with the KSL Development Plan, as modified in accordance with this Sublease, or not to restore or replace such improvements. Sublessor and Sublessee specifically agree that, except as otherwise provided in this Sublease, damage to or destruction of any buildings, other structures or improvements on or within the Premises at any time during the Term of this Sublease, by fire or any other casualty whatsoever, shall not cause or result in a termination of this Sublease or authorize Sublessee or those claiming by, through or under Sublessee to quit or surrender possession of the Premises or any part thereof, and shall not release Sublessee in any way from its liability to pay Sublessor the Rent herein provided for (except to the extent that Gross Revenue is reduced by reason of such damage or destruction), or from any of the provisions of this Sublease. However, if any buildings, other structures or improvements constructed and located by Sublessee on or within the Premises shall be damaged or destroyed at any time within the last five (5) years of the Term of this Sublease, Sublessee shall be relieved of any obligation to repair, reconstruct, restore, or replace the said damaged or destroyed buildings, other structures or improvements or to construct replacement improvements. If any buildings, other structures or improvements shall be damaged or destroyed, and Sublessee is not obligated under this Paragraph to repair, reconstruct, restore or replace the same under the provisions of this Sublease, and Sublessee elects not to do so, Sublessee shall pay to Sublessor the portion of the insurance proceeds resulting from such damage or destruction, after deducting the cost of collection thereof, and the demolition and clearing costs, equal to the total amount of such insurance proceeds multiplied by a fraction, the numerator of which is the value of Sublessor's reversionary interest in the damaged or destroyed improvements, as determined by the appraisal procedures set forth in Paragraph 16.4, below, and the denominator of which is the value of the improvements prior to such damage or destruction, as determined by such appraisal procedure. The balance of such proceeds of insurance shall be retained by Sublessee, subject to the rights of Leasehold Mortgagees. In the event that any such damaged or destroyed improvements are not repaired, reconstructed, restored or replaced, Sublessee shall clear the Premises of any debris or remains of the said damaged or destroyed buildings, other structures or improvements, and may use the proceeds of insurance for such clearing.

            (b) Sublessee shall restore any Existing Improvements (as defined in Paragraph 9.3 above) which are damaged or destroyed by fire or other casualty during the Term of this Sublease, or shall replace such Existing Improvements with improvements of substantially equivalent value as the damaged or destroyed improvements, unless Sublessee shall have previously constructed New Improvements, in which event (i) the obligation of Sublessee to restore or replace such Existing Improvements shall be deemed to have been satisfied to the extent of the costs incurred by Sublessee in the construction of such New Improvements, and (ii) such obligation to restore or replace shall thereafter be deemed to apply to such New Improvements to the extent of the value of the damaged or destroyed Existing Improvements which are not restored or replaced. Notwithstanding the foregoing, Sublessee may elect not to restore or replace such Existing Improvements damaged or destroyed at any time within the last five
(5) years of the Term, in which event the insurance proceeds resulting from such damage or destruction shall be paid to Sublessor and Sublessee as provided in subparagraph 15.1(a) above.

      15.2 Failure to Comply with Repair Obligation. If the repair, reconstruction, restoration or replacement of damaged or destroyed buildings, other structures, or improvements, or the construction of replacement improvements, is not substantially completed in accordance with subparagraph
15.1 hereof within the time periods provided therein (provided that Sublessee shall have elected to restore or replace such improvements), or if Sublessee shall fail diligently and in good faith to prosecute the same to completion, upon the expiration often (10) days after written notice from Sublessor, Sublessor shall be entitled to assume control of such repair, reconstruction, restoration or replacement, and Sublessee or the Leasehold Mortgagee shall make all insurance proceeds available to Sublessor for such completion.

      15.3 Workman's Compensation Insurance. At all times prior to the termination of this Sublease during any construction in or on the Premises, Sublessee agrees, at its own cost and expense, to obtain and maintain workman's compensation insurance in any amount required by applicable law.

      15.4 Use of Proceeds of Insurance. The proceeds of all insurance obtained in accordance with Paragraph 10.1 of this Sublease shall be used for the repair, reconstruction, restoration, or replacement of buildings, other structures or improvements located on or within the Premises unless Sublessee shall be relieved of Sublessee's obligation to so repair, reconstruct, restore, or replace such damaged or destroyed buildings, other structures or improvements pursuant to subparagraph 15.1 of this Sublease. The proceeds of such insurance, if not required to be used for the repair, reconstruction, restoration or replacement of the Premises, shall, subject to the rights of Leasehold Mortgagees and the rights of Sublessor under Paragraph 15.1 above if such improvements are not restored or replaced, be paid over or assigned to Sublessee or as Sublessee may direct. All sums necessary to effect such repair, reconstruction, restoration or replacement over and above the amount available from said insurance proceeds shall be at the sole cost and expense of Sublessee. All such insurance proceeds shall be made available to Sublessee pursuant to a procedure reasonably satisfactory to the Leasehold Mortgagee and Sublessor to the extent such proceeds are required to defray the expense of such repair, reconstruction, restoration or replacement, and may be held by such Leasehold Mortgagee or a third party escrow agent reasonably satisfactory to Sublessor, Sublessee and the first in priority Leasehold Mortgagee, as trustee for Sublessor, Sublessee and such Leasehold Mortgagee, as more particularly provided in Paragraph 12 above.

      15.5 Termination Prior to Completion of Repair. Subject to the rights of Leasehold Mortgagees under Paragraph 12.7 above, if Sublessee has elected or is otherwise obligated to restore or replace improvements which have been damaged or destroyed, and has commenced the restoration or replacement of such improvements, in the event of the termination of this Sublease before the expenditure of the full amount of such insurance proceeds, Sublessor shall be entitled to the portion of such proceeds as would have been paid to Sublessor if Sublessee had elected not to restore or replace such improvements as permitted under the provisions of Paragraph 15.1 above, or the entire amount of any unexpended balance of the full amount of such insurance proceeds, if Sublessee is required to restore or replace such improvements under Paragraph 15.1 above. All other insurance proceeds shall be retained by Sublessee, subject to the rights of Leasehold Mortgagees and the rights of Sublessor under Paragraph 15.1 above if such improvements are not restored or replaced.

16. Eminent Domain.

      16.1 Sublease Termination.

            (a) Total Condemnation or Condemnation by State. (i) If all of the Premises, or such portion thereof as make the continued operation of the Premises commercially unfeasible, in Sublessee's reasonable opinion, is condemned, this Sublease shall, at the option of Sublessee, to be exercised by written notice to Sublessor, to be delivered on or before the expiration of one hundred eighty (180) days after the date of receipt by Sublessor of written notice of such condemnation, terminate on the date title to the Premises or the condemned portion thereof vests in the condemnor; provided, however, that such termination shall not benefit the condemnor and shall be without prejudice to the rights of either Sublessor or Sublessee to recover just and adequate compensation from any such condemnor.

                  (ii) If the State of Georgia, DNR, Sublessor, or any other department, agency or instrumentality of the State of Georgia condemns any portion of the Premises for the purpose of utilizing such condemned portion of the Premises for any Permitted Use other than the use described in Paragraph 1.7(j), or in the event that, within five (5) years after the date of any such condemnation, such condemned portion of the Premises is used for any Permitted Use other than the use described in Paragraph 1.7(j), or in the event that the State of Georgia, DNR, Sublessor, or any other department, agency or instrumentality of the State of Georgia shall condemn any material portion of the Premises (as hereinafter defined), this Sublease shall, at the option of Sublessee, to be exercised by written notice to Sublessor, to be delivered on or before the expiration of one hundred eighty (180) days after the date of receipt by Sublessor of written notice of such condemnation, terminate on the date title to the Premises or the condemned portion thereof vests in the condemnor; provided, however, that such termination shall not benefit the condemnor and shall be without prejudice to the rights of either Sublessor or Sublessee to recover just and adequate compensation from any such condemnor. For purposes of this Paragraph 16.1 (a)(ii), a "material portion of the premises" shall mean any portion of the Premises consisting of five (5) acres or more, excluding any portion of the Premises with respect to which only easements for utilities are condemned.

            (b) Partial Condemnation. In the event the operation of the residue of the Premises is commercially feasible in Sublessee's reasonable opinion, and this Sublease is not terminated pursuant to Paragraph 16.1(a) above, then the Rent otherwise payable throughout the remainder of the Term of this Sublease shall be reduced as follows: the percentage which the value of the residue of the Premises (including all structures and improvements thereon and replacements thereof, but excluding and disregarding any such structures and improvements constructed after the Proration Date) after condemnation bears to the value of the Premises (including all structures and improvements thereon and replacements thereof, but excluding and disregarding any such structures and improvements constructed after the Proration Date) immediately prior to such condemnation shall be determined by appraisal as hereinafter provided, and the percentage determined by said appraisal shall be multiplied by the amount of Basic Rent otherwise payable under the provisions of Paragraph 4 of this Sublease and the product thereof shall thereafter be payable as the Basic Rent hereunder; and in such event, Sublessee may, but shall not be obligated to, repair or rebuild the improvements remaining on such residue of the Premises, or construct replacement improvements, to the extent that it is economically feasible for Sublessee to do so. In such event the percentage determined by said appraisal shall also be multiplied by the Annual Sales Base (as defined in Exhibit "E" hereto), and the product thereof shall thereafter be deemed to be the Annual Sales Base for purposes of the terms and provisions of Exhibit "E" hereto.

      16.2 Separate Awards. The court in such condemnation proceeding shall, if not prohibited by law, be requested to make separate awards to Sublessor and Sublessee, and Sublessor and Sublessee agree to request such action by the court. This Paragraph 16 of this Sublease shall be construed as superseding and being hereby substituted for any statutory provisions now in force or hereafter enacted concerning condemnation proceedings to the extent permitted by law.

      16.3 Awards. Sublessor and Sublessee hereby agree to petition the court in any condemnation proceeding to make separate awards to Sublessor and Sublessee, if said separate awards are not prohibited by law. In the event such court is prohibited by law from making separate awards to Sublessor and Sublessee or declines to do so and if this Sublease is terminated pursuant to Paragraph 16.1(a) above, the award shall be divided between Sublessor and Sublessee so that each party shall receive that portion of the award which bears the same proportion of the total award as the value of such party's interests in the Premises bears to the total value of all interests in the Premises, determined by appraisal as hereinafter provided. The value of Sublessor's interests shall include the net present value of the reversionary interests in the land upon the expiration or termination of this Sublease (discounted for time at an appropriate discount rate); the value of Sublessor's interest in this Lease had the Premises not been condemned, including the right to receive payment of all sums required to be paid by Sublessee to Sublessor hereunder for the remainder of the Term; and the value of Sublessor's residual right to the buildings and improvements upon termination of this Lease. The value of the Sublessee's interests shall include: the value of the buildings and improvements reduced by the value of Sublessor's reversionary interest therein; and the value of Sublessee's leasehold estate hereunder had the Premises not been condemned, including the right to use and occupy the Premises for the remainder of the Term subject to the obligation of Sublessee to pay Rent hereunder.

      In the event such court is prohibited by law from making separate awards to Sublessor and Sublessee or declines to do so and this Sublease is not terminated pursuant to the provisions of

Paragraph 16.1(a) above, the award shall be divided between Sublessor and Sublessee as follows: Sublessor shall receive such portion of the award as shall represent the net present value of the reversionary interest in the part of the land so taken (discounted for time at an appropriate discount rate), together with the reversionary interest in any improvements so taken which are not restored; Sublessee shall receive such portion of the award as shall represent the value of the improvements so taken less the amount of the reversionary interest to be paid to Sublessor, which portion of the award may be applied to the costs of restoration as provided in Paragraph 15 hereof; Sublessee shall also receive the value of Sublessee's leasehold estate hereunder had the Premises not been condemned, including the right to use and occupy the Premises for the remainder of the Term subject to the obligation of Sublessee to pay Rent hereunder. If Sublessee elects to restore the improvements, the entire amount of the award representing the value of the improvements so taken shall be paid to Sublessee to be applied to the costs of restoration; and if there shall remain any balance of the award after restoration as aforesaid, an amount shall be paid to Sublessor equal to the amount of such balance multiplied by the percentage of the entire award as would have been paid to Sublessor if such improvements had not been restored, and the balance shall be paid to Sublessee, subject to the rights of Leasehold Mortgagees. It is specifically understood and agreed that in the event of any partial condemnation, and regardless of whether this Sublease is terminated as provided above, Sublessee may elect, in its sole discretion, not to restore any improvements except to the extent necessary to maintain the structural integrity of any such partially condemned improvement or to restore the same to an architectural whole.

      16.4 Appraisals. For the purpose of determining the appropriate reduction in the Rent payable hereunder in the event of a partial condemnation of the Premises as set forth in subparagraph 16.1 of this Paragraph 16 and for the purpose of determining any value or amount which is to be determined by appraisal pursuant to subparagraph 16.3 of this Paragraph 16, Sublessor and Sublessee shall use good faith efforts to reach an agreement as to such Rent reduction, or other value or amount. If Sublessor and Sublessee are unable to agree on such reduction, value or amount within thirty (30) days from the date of receipt by Sublessee of written notice of such condemnation, Sublessor and Sublessee shall each appoint one appraiser to determine the applicable value(s) or amount(s), and each shall promptly notify the other of such appointment. If either party shall fail or refuse so to appoint an appraiser and give notice thereof within thirty (30) days after written request from the other party, the appraiser appointed by such other party shall within an additional thirty (30) days thereafter individually make any such appraisal. If the parties have each so appointed an appraiser, the two appraisers thus appointed shall make such determination within thirty (30) days after the date of the later notice of appointment. If such two appraisers are unable to agree on such determination within said thirty (30) days, they shall, within an additional ten
(10) days thereafter, jointly appoint a third appraiser; if they fail so to appoint such third appraiser within said ten (10) days, the third appraiser shall be appointed jointly by Sublessor and Sublessee (or upon their inability to agree, by the American Institute of Real Estate Appraisers, or its successor). The three appraisers so appointed shall then promptly make such determination by majority vote. Any determination made pursuant to this subparagraph 16.6 shall be binding and conclusive upon Sublessor and Sublessee, without any right of appeal. All appraisers appointed hereunder shall be competent, qualified by training and experience, disinterested, independent, and members in good standing of the American Institute of Real Estate Appraisers, or its successor. All appraisal reports shall be rendered in writing and signed by the appraiser or appraisers making the report. Each party shall pay all fees and expenses charged or incurred by the appraiser appointed by such party; fees and expenses charged or incurred by the third appraiser and fees and expenses which cannot be reasonably attributed to any one appraiser shall be borne equally by Sublessor and Sublessee.

      16.5 Other Evidence. Except as provided in subparagraphs 16.3 and 16.4 of this Paragraph 16, and for the specific limited purpose set forth therein, nothing herein contained to the contrary shall be deemed to prohibit Sublessor or Sublessee from introducing into any such condemnation proceeding or proceedings such appraisals or other estimates of value, loss and damage as each of them may see fit.

      16.6 Reformation. Subject to the foregoing provisions of this Paragraph 16, Sublessor and Sublessee agree that upon any condemnation of the Premises or any portion thereof or any interest of Sublessee therein, this Sublease and all of Sublessee's covenants, agreements, obligations, duties, rights, powers and privileges created thereby shall automatically be deemed to be apportioned and to apply to and affect solely that portion of the Premises or that interest of Sublessee in and to the Premises or any portion thereof which is owned by Sublessee under this Sublease following any such condemnation.

      This Paragraph 16 of this Sublease shall not constitute an acknowledgment by Sublessor or Sublessee or either or both of them that Sublessor's rights as a Sovereign in and to the reversionary fee simple estate in the Premises are in any manner subject to any power of eminent domain vested in any government or other legal entity.

17. Events of Default.

      17.1 The occurrence of any one or more of the following events and the continuation thereof beyond the applicable grace period herein provided, if any, shall constitute an "Event of Default":

            (a) if Sublessee shall default in the payment of (i) Basic Rent or Percentage Rent, if any (subject to the provisions of the Percentage Rent Rider attached hereto as Exhibit "E", providing for the determination of the amount of Percentage Rent payable hereunder) and such default shall continue for a period of twenty (20) days after written notice from Sublessor of such default, which notice shall specify the exact amount due; provided, however, that said written notice to Sublessee shall not be required with respect to failure to pay Basic Rent if Sublessor has delivered to Sublessee written notices pursuant to this Paragraph 17.1 (a) with respect to failure to pay Basic Rent two (2) or more times within the preceding twelve (12) months, or (ii) any item of Additional Rent and such default shall continue for a period of thirty (30) days after written notice from Sublessor of such default, which notice shall specify the exact amount due; or

            (b) if Sublessee shall default in the observance or performance of any of its covenants or obligations under this Sublease (other than the payment of Basic Rent, Percentage Rent and Additional Rent), and shall not have cured such default within thirty (30) days after written notice from Sublessor of such default, which notice shall specify in reasonable detail the nature of such default and the action required to be taken to cure the same, or, if such default is of such a nature that it can be cured but cannot be completely remedied within said thirty (30) days, Sublessee shall fail (i) within such thirty (30) day period to advise Sublessor of Sublessee's intention to institute all steps necessary to remedy such situation, and to institute and thereafter diligently prosecute to completion all steps necessary to remedy the same, and
(ii) complete such remedy within a reasonable time after the date of the giving of said notice by Sublessor and in any event prior to such time as would either subject Sublessor or Sublessor's agents to prosecution for a crime or cause a default under the Prime Lease or the LLIDA Sublease; or

            (c) if Sublessee shall file a voluntary petition in bankruptcy or insolvency, or commence a case under the Federal Bankruptcy Code, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Sublessee or of all or any part of Sublessee's personal property; or

            (d) if, within ninety (90) days after Sublessee becomes aware of the commencement of any proceeding against Sublessee, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), such proceeding shall not have been dismissed, or if, within ninety (90) days after Sublessee becomes aware of the appointment of any trustee, receiver or liquidator of Sublessee or of all or any part of Sublessee's personal property, without the consent or acquiescence of Sublessee, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Sublessee or any of Sublessee's personal property pursuant to which the Premises, or any part thereof, shall be taken or occupied or attempted to be taken or occupied.

      17.2 If, at any time, (a) Sublessee shall be comprised of two or more persons, or (b) Sublessee's obligations under this Sublease shall have been guaranteed by any person, or (c) Sublessee's interest in this Sublease shall have been assigned, "Sublessee", as used in subdivisions (c) and (d) of Paragraph 17.1 hereof, shall mean any one or more of the persons primarily, co-primarily or secondarily liable for Sublessee's obligations under this Sublease. Any monies received by Sublessor from or on behalf of Sublessee during the pendency of any proceeding of the types referred to in subdivisions (c) and
(d) of Paragraph 17.1 hereof and the acceptance of any such compensation by Sublessor shall not be deemed a waiver on the part of Sublessor of any rights under this Sublease.

18. Sublessor's Remedies.

      18.1 In the case of any Event of Default as hereinabove provided (not cured within the applicable cure period, if any, set forth in this Sublease), Sublessor shall have the immediate right, without terminating this Sublease, to reenter the Premises and to dispossess Sublessee and all other occupants therefrom and remove and (subject to the rights of any Leasehold Mortgagee) dispose of all property therein or, at Sublessor's election, to store such property in a public warehouse or elsewhere at the cost and for the account of-Sublessee, and without Sublessor being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Upon the occurrence of any such Event of Default, Sublessor shall also have the right, at its option, in addition to and not in limitation of any other right or remedy, to terminate this Sublease by giving Sublessee notice of such termination and upon the giving of such notice, this Sublease, and the Term shall cease and terminate as fully and completely as if the date of termination were the Expiration Date and thereupon, unless Sublessor shall have theretofore demanded possession of the Premises, Sublessor shall have the immediate right of possession, in the manner aforesaid, and Sublessee and all other occupants shall quit and surrender the Premises to Sublessor, but Sublessee shall remain liable as hereinafter mentioned.

      18.2 If by reason of the occurrence of any such Event of Default, the Term shall end before the Expiration Date, or Sublessor shall take lawful possession of the Premises, or Sublessee shall be ejected, dispossessed, or removed therefrom by summary proceedings or in any other lawful manner, whether or not specifically enumerated in this Sublease, Sublessor at any time thereafter may relet the Premises, or any part or parts thereof, either in the name of Sublessor or as agent for Sublessee, for a term or terms which may, at Sublessor's option, be less than or exceed the period of the remainder of the Term, and at such rent or rentals and upon such other conditions, which may include concessions and free rent periods, as Sublessor, in its sole discretion, shall determine. Sublessor shall receive the rents from such reletting and shall apply the same first, to the payment of such expenses as Sublessor may have incurred in connection with reentering, ejecting, removing, dispossessing, reletting, repairing, subdividing or otherwise preparing the Premises for reletting, including market brokerage and reasonable, actual attorneys' fees and expenses; second, to the payment of any indebtedness other than Rents, charges and other sums due hereunder from Sublessee to Sublessor; and the residue, if any, Sublessor shall apply to the fulfillment of the terms, covenants and conditions of Sublessee hereunder and Sublessee hereby waives all claims to the surplus, if any. Sublessee shall be and hereby agrees to be liable for and to pay Sublessor any deficiency between the Rents, charges and other sums reserved hereunder and the net rentals, as aforesaid, of reletting, if any, for each month of the period which otherwise would have constituted the balance of the Term. Sublessee hereby agrees to pay such deficiency in monthly installments on the rent payment days specified in this Sublease, and any suit or proceeding brought to collect the deficiency for any month, either during the Term or after any termination thereof, shall not prejudice or preclude in any way the rights of Sublessor to collect the deficiency for any subsequent month by a similar suit or proceeding. Sublessor shall in no event be liable in any way whatsoever for the failure to relet the Premises or in the event of such reletting, for failure to collect the rents reserved thereunder; however, in the event of termination of Sublessee's rights of possession due to an Event of Default, and provided Sublessee has vacated the Premises and is not contesting Sublessor's right to possession of the Premises, Sublessor agrees to use reasonable efforts to relet the Premises so as to minimize the damages suffered by Sublessor and payable by Sublessee. Sublessee agrees that Sublessor's agreement to use reasonable efforts to relet the Premises shall not be deemed to impose any obligation on Sublessor to relet the Premises (i) for any purposes which would be inconsistent with or which would breach any covenant of Sublessor in the Prime Lease or the LLIDA Sublease, or (ii) to any lessee who is not reputable or who is not financially capable of performing the duties and obligations imposed upon such lessee under the applicable lease or who does not have experience in successfully operating a business of the type and size which such lessee proposes to conduct in the

Premises. Sublessee further agrees that the agreement by Sublessor to use reasonable efforts to relet the Premises shall not impose any obligation on Sublessor to relet the Premises in preference to the leasing by Sublessor of any other property or premises of Sublessor. Sublessor is hereby authorized and empowered to make such repairs, alterations, decorations, subdivision or other preparations for the reletting of the Premises as Sublessor shall deem advisable, without in any way releasing Sublessee from any liability hereunder, as aforesaid.

      18.3 No such reentry or taking possession of the Premises by Sublessor shall be construed as an election on its part to terminate this Sublease unless Sublessor gives written notice to Sublessee of such intention. Notwithstanding any such reletting without termination, Sublessor may at any time thereafter elect to terminate this Sublease for such previous default.

      18.4 In the event this Sublease is terminated pursuant to the foregoing provisions of this Paragraph 18, Sublessor may recover from Sublessee all damages it may sustain by reason of Sublessee's default, including the cost of recovering the Premises and reasonable, actual attorneys' fees and expenses and, upon so electing Sublessor shall be entitled to recover from Sublessee, as and for agreed upon liquidated damages, and not as a penalty, an amount equal to the difference between (i) the Rent, charges and other sums reserved hereunder for the period which otherwise would have constituted the balance of the Term from the latest of the date of termination of this Sublease, the date of reentry or the date through which monthly deficiencies shall have been paid in full and
(ii) the rental value of the Premises at the time of such election, for such period, both discounted to present worth at the then rate of interest applicable to a United States treasury bill or note, as the case may be, maturing as close as possible to what otherwise would have been the natural date of expiration of this Sublease, all of which shall immediately be due and payable by Sublessee to Sublessor. Nothing herein contained, however, shall limit or prejudice the right of Sublessor to prove and obtain as damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to in this Paragraph 18.4.

      18.5 The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee created hereby, Sublessee's use or occupancy of the Premises or any claim for injury or damage.

      18.6 Sublessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Sublessee shall be evicted or dispossessed from the

Premises for any cause, or Sublessor reenters the Premises following the occurrence of any Event of Default hereunder, or this Sublease is terminated before the Expiration Date.

      18.7 In the event of any breach or threatened breach by Sublessee of any of the terms and provisions of this Sublease, Sublessor shall have the right to injunctive relief and declaratory relief as if no other remedies were provided herein for such breach.

      18.8 The rights and remedies herein reserved by or granted to Sublessor and Sublessee are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Sublessor's or Sublessee's right to exercise any or all others. Whether or not specifically enumerated in this Sublease, Sublessor hereby reserves all rights and remedies at law and in equity and nothing contained in this Sublease shall be construed as a limitation of any such rights or remedies.

      18.9 Sublessor and Sublessee hereby expressly waive any right to assert a defense based on merger and agree that neither the commencement of any action or proceeding, nor the settlement thereof nor the entry of judgment therein shall bar Sublessor or Sublessee from bringing any subsequent actions or proceeding.

      18.10 The words "reenter", "reentry" and "reentered" as used in this Sublease shall not be deemed to be restricted to their technical legal meanings.

      18.11 If either party commences any suit or action against the other party, the prevailing party shall be reimbursed by the losing party for the prevailing party's court costs and attorneys' fees.

      18.12 Arbitration. If the parties are unable to agree on any matter under or with respect to this Sublease, or any Event of Default or alleged Event of Default hereunder (other than the payment of Basic Rent), or with respect to the rights, duties, obligations, liabilities and authority of the parties hereto, then such matters shall be settled pursuant to the provisions of this Paragraph 18 12.

            (a) If a party receiving a notice of default hereunder does not agree that it has failed to comply with or perform in any material respect any of the terms, covenants or conditions of this Sublease to be complied with or performed by it, it may, within thirty (30) days after receipt of such notice of default, notify the other party hereto in writing of such disagreement; or in the event of any inability of the parties to agree with respect to any other matter hereunder, a party may notify the other in writing of the exact matter in dispute (such written notice with respect to a disputed default or other matter is hereinafter referred to as a "Notice of Contest"). Upon such

Notice of Contest being given, no termination of this Sublease under the provisions of Paragraph 18.1 shall be effective, and no rights shall accrue to either party as a result of such matter in dispute, unless and until a final determination of such matter in dispute, or that an Event of Default has occurred, has been made as hereinafter provided.

            (b) Upon the delivery and receipt of a Notice of Contest hereunder, Sublessor and Sublessee shall promptly enter into good faith negotiations to resolve the dispute concerning whether the party receiving the notice of default has in fact failed to comply with or perform in any material respect any of the terms, covenants or conditions of this Sublease, or to resolve any other dispute which is the subject of such Notice of Contest. If such negotiations do not result in the resolution of such dispute within ten (10) days from the delivery and receipt of such Notice of Contest, then Sublessor and Sublessee shall submit the dispute to a mediator, selected jointly by Sublessor and Sublessee, to settle such dispute through mediation. In the event Sublessor and Sublessee cannot agree on the selection of a mediator, Sublessor and Sublessee shall engage the services of Resolution Resources Corporation, 245 Peachtree Center Avenue, Suite 2850, Atlanta, Georgia 30303-1222 as the mediator. In the event Resolution Resources Corporation, its successor or a comparable organization ceases to exist or ceases to perform mediation services in the metropolitan Atlanta, Georgia area, the party issuing the Notice of Contest shall petition the Superior Court of Fulton County, Georgia to appoint a mediator to resolve the subject dispute.

            (c) If within fourteen (14) days after the selection or appointment of a mediator the subject dispute has not been resolved through mediation, the party issuing the Notice of Contest shall secure from the American Arbitration Association (the "AAA") and deliver to the other party a list of not less than twenty-five (25) persons who may serve as arbitrators under this Sublease. Within five (5) days of delivery of such list to the parties hereto, Sublessor and Sublessee shall each select one arbitrator from such list and the arbitrators so selected shall jointly select one other arbitrator, for a total of three (3) arbitrators. The arbitration shall be conducted in the City of Atlanta, Georgia, and except as otherwise expressly provided herein, in accordance with the commercial arbitration rules of the AAA then in effect.

            (d) The parties hereto shall prepare for the subject dispute to be heard by the selected arbitrators no later than thirty (30) days after the selection of the third arbitrator and shall jointly request in writing that the arbitrators expeditiously render to the parties hereto their decision as to whether the party receiving the notice of default has failed to comply with or perform its obligations under this Sublease in the manner specified in the notice of default, or as to any other matter in dispute as specified in the Notice of Contest. The arbitrators shall have no authority whatsoever to set aside or to modify the terms, conditions or provisions of this Sublease. The decision of the arbitrators shall contain the findings of fact upon which their decision is based and, if applicable, the conclusions of law supporting their decision. The decision of the arbitrators shall become conclusive and binding on the parties hereto and shall not be subject to appeal to any court, although such decision may be challenged on the basis of fraud or mistake.

            (e) Each party hereto shall bear its own costs of mediation and, if applicable, arbitration. Any and all charges of mediators or arbitrators shall be borne equally by the parties hereto.

            (f) The provisions of this Paragraph 18.12 shall survive the expiration or any termination of this Sublease.

19. Curing Sublessee's and Sublessor's Defaults.

            (a) If Sublessee shall default in the performance of any term of this Sublease on Sublessee's part to be performed, Sublessor, without thereby waiving such default, may, but shall not be obligated to, after having given any required notice and after the expiration of any applicable cure period hereunder, perform the same for the account and at the expense of Sublessee, without notice in case of emergency and upon twenty (20) days' prior notice (after the expiration of any applicable cure period) in all other cases. Sublessor may enter the Premises at any time to cure any default without thereby incurring any liability to Sublessee or anyone claiming through or under Sublessee. Reasonable bills for any expenses incurred by Sublessor in connection with any such performance or involved in collecting or endeavoring to collect Rent or enforcing or endeavoring to enforce any rights against Sublessee under or in connection with this Sublease or pursuant to law, including any cost, expense and disbursement involved in instituting and prosecuting summary proceedings (so long as Sublessor prevails therein), as well as reasonable bills for any property, material, labor or services provided, furnished or rendered, including reasonable actual attorneys' fees and expenses, shall be paid by Sublessee as Additional Rent on demand. In the event that Sublessee is in arrears in payment of Rent, Sublessee waives Sublessee's right, if any, to designate the items against which any payments made by Sublessee are to be credited and Sublessor may apply any payments made by Sublessee to any items Sublessor sees fit, irrespective of and notwithstanding any designation or requests by Sublessee as to the items against which any such payments shall be credited.

            (b) Notwithstanding anything to the contrary contained in this Sublease, Sublessee may offset against any Rent payable under this Sublease (i) the amount, if any, of any final judgment not subject to further appeals which Sublessee may have obtained against Sublessor in connection with the performance by Sublessor of Sublessor's duties and obligations under this Sublease; and (ii) the amount, if any, of any final judgment not subject to further appeals which Sublessee may obtain against the Georgia Department of Transportation ("GDOT") in connection with the failure of GDOT to perform the maintenance obligations of GDOT under that certain _____________, dated ____________, by and between GDOT and Sublessor [insert description of bridge maintenance agreement] (hereinafter referred to as the "Bridge Maintenance Agreement").

20. Surrender.

      On the Expiration Date or sooner termination of the Term or upon reentry by Sublessor upon the Premises, Sublessee shall surrender, vacate and deliver to Sublessor the Premises, including all buildings, other structures and improvements thereon, and any and all additions, alterations and replacements thereto, "broom clean" and in good order, condition and repair except for ordinary wear and damage by fire or other casualty, to the extent Sublessee is not required to restore the same pursuant to Paragraph 15 hereof, and except for damage caused by the grossly negligent or wilful misconduct of Sublessor, its agents or employees, or which result from any condemnation, to the extent Sublessee is not required to restore any condemned improvements under the provisions of this Sublease. If the Premises are not surrendered upon the Expiration Date or sooner termination of the Term, such holding over shall not be deemed to extend the Term or renew this Sublease or to have created or be construed as a tenancy. However, Sublessee shall pay, until such time as Sublessee complies with this Paragraph 25, in monthly installments in advance, on the first day of each and every month of such holding over, (a) one and one-half (1-1/2) times the monthly installment of Basic Rent payable during the last month of the Term; and (b) all other Percentage Rent and Additional Rent due under this Sublease. In addition to such monthly installments to be paid by Sublessee during such holdover, to the extent Sublessee holds over more than one
(1) month, Sublessee hereby indemnifies Sublessor against liability resulting from delay by Sublessee in so surrendering the Premises, including any claims made by any succeeding tenant or prospective tenant founded upon such delay, but only if Sublessor provided written notice to Sublessee, prior to the scheduled expiration date of this Sublease, that it was required to deliver the Premises to a succeeding or prospective tenant by a specified date. Sublessee's obligations under this Paragraph 20 shall survive the expiration or sooner termination of the Term.

21. Quiet Enjoyment.

      Sublessee shall have the peaceable and quiet possession of the Premises during the Term free of the claims of Sublessor or anyone claiming by, through or under Sublessor, subject to the terms of this Sublease, the Prime Lease and the LLIDA Sublease, until the occurrence of an event of default and the expiration of any applicable cure period. This covenant shall be construed as a covenant running with the land and shall not be construed as a personal covenant or obligation of Sublessor, except to the extent of Sublessor's interest in this Sublease and then subject to the terms of Paragraph 23 hereof. Sublessor makes no representation or warranty as to the condition of the Premises, except as may be expressly provided in any written agreement between Sublessor and Sublessee executed contemporaneously with this Sublease. Sublessee hereby acknowledges that it has fully inspected the Premises and that the same is in satisfactory condition for the use intended to be made of the same by Sublessee. Sublessee further acknowledges that no representation or warranty as to the condition of the Premises has been made to it by Sublessor, or any agent, employee, representative or attorney of Sublessor, except as may be expressly provided in any written agreement between Sublessor and Sublessee executed contemporaneously with this Sublease. Sublessor shall not be required, during the Term of this Sublease, to make any repair or alteration to the Premises or in any manner to supply any services, utilities or maintenance to or for the Premises, except as provided in Paragraph 38, below, pursuant to which Sublessor has agreed to cause GDOT to maintain the bridge providing access to the Premises pursuant to the Bridge Maintenance Agreement.

22. Estoppel Certificates.

      Sublessee and Sublessor at any time or from time to time at the written request of the other party, at the request of the lessor under the Prime Lease or the lessor under the LLIDA Sublease, or at the request of any Leasehold Mortgagee or Recognized Sub-sublessee, will execute, acknowledge and deliver to the party so requesting, a certificate certifying:

            (a) that this Sublease has not been modified, changed, altered or amended in any respect and is in full force and effect (or, if there have been modifications, stating the modifications and that this Sublease is in full force and effect as modified);

            (b) that this Sublease is the only Sublease between Sublessor and Sublessee affecting the Premises;

            (c) to the extent true, that Sublessee has accepted the Premises (or part thereof), and is paying Rent hereunder, for which it is then liable on a current basis;

            (d) that, to the best of such party's knowledge, there are then existing no credits, offsets or defenses against the enforcement of any provisions of this Sublease (or, if so, specifying the same);

            (e) the dates, if any, to which the Rent or other charges due hereunder have been paid in advance and that there has been no prepayment of Rent other than as provided for in this Sublease:

            (f) that, to the best of such party's knowledge, there are no existing defaults by the other party under this Sublease (or, if so, specifying such default);

            (g) that, to the best of such party's knowledge, there are no actions, whether voluntary or otherwise, pending against such party under the bankruptcy laws of the United States or any state thereof; and

            (h) such further information with respect to this Sublease or the Premises as Sublessor, or such lessor, Leasehold Mortgagee, Recognized Sub-sublessee, may reasonably request.

Any such certificate may be relied upon by any prospective purchaser of the Premises or of the interest of Sublessor or Sublessee in any part thereof, by a lessor or prospective lessor under the Prime Lease or the LLIDA Sublease, or by any lessee or prospective lessee thereof, Leasehold Mortgagee, prospective Leasehold Mortgagee, Recognized Sub-sublessee or prospective sub-sublessee. The failure of either party to execute, acknowledge and deliver to the other party a statement in accordance with the provisions of this Paragraph 22 within fifteen
(15) days after written request therefor shall constitute an acknowledgment by such party, which may be relied on by any person who would be entitled to rely upon any such statement, that such statement as submitted by the other party is true and correct.

23. Memorandum of Sublease.

      Neither Sublessor nor Sublessee shall record this Sublease or any amendment to this Sublease (although a memorandum of this Sublease may be recorded) without the prior written consent of the other party and in the event such consent is given the party requesting such consent shall pay all transfer taxes, recording fees and other charges in connection with such recording notwithstanding any provision of law imposing liability therefor upon the other party. In the event Sublessee records a memorandum of sublease, same shall be in the form attached hereto and made part hereof as Exhibit "H" and shall also be in substance reasonably satisfactory to Sublessor.

24. Notices.

      Except as otherwise expressly set forth herein all notices, requests, demands, approvals or consents required hereunder or by law (collectively, "Notices") shall be in writing and shall be given by mailing the same, certified or registered mail, return receipt requested, postage prepaid, or by a reliable overnight courier service providing for delivery against receipt (such as Federal Express) addressed to Sublessor at the address of

Sublessor, as set forth in Paragraph 1.3 hereof and a copy to Troutman Sanders LLP, Suite 5200,600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216, Attn:
William B. Marianes, Esq. or Managing partner, and if to Sublessee, et the address of Sublessee, as set forth in Paragraph 1.5 hereof and a copy to Nola S. Dyal, Esq., KSL Recreation Corporation, 56-140 PGA Boulevard, La Quinta, California 92253, with a copy to Clyde E. Click, Esq., Long, Aldridge & Norman, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308. Notices shall be deemed given on the next business day if sent by overnight courier, or on the fourth business day after the same is deposited in the United States Mail and addressed as set forth above, with postage thereon fully prepaid. The persons designated for the receipt of Notices, and the addresses to which Notices may be given or made by either party, may be changed or supplemented by Notice given by such party to the other.

25. Brokers.

      Sublessor and Sublessee each warrant to the other that it has not employed nor had any dealings or discussions with any broker or agent who is entitled to any commission, finder's fee or any similar compensation in connection with the negotiation or execution of this Sublease. Sublessor and Sublessee each agree to indemnify the other party and hold such other party harmless from and against any and all liability for commissions or other compensation or charges and all costs and expenses incurred in defense of the claim if this warranty is breached. In the event of a suit on any such claim, Sublessor shall notify and implead Sublessee, or Sublessee may intervene.

26. Miscellaneous.

      26.1 No agreement to accept a surrender of this Sublease shall be valid unless in writing signed by Sublessor. The delivery of keys or possession to Sublessor or any agent or employee of Sublessor shall not operate as a termination of this Sublease or surrender of the Premises.

      26.2 No provision of this Sublease shall be deemed to have been waived by Sublessor or Sublessee unless such waiver be in writing signed by the party making such waiver. The failure of Sublessor or Sublessee to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Sublease shall not be deemed a waiver thereof or prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

      26.3 The receipt by Sublessor of Basic Rent and/or any items of Additional Rent or Percentage Rent, if any, with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. No payment by Sublessee or receipt by Sublessor of a lesser amount than the Basic Rent,

Additional Rent or Percentage Rent, if any, herein stipulated shall be deemed to be other than on account of the earliest Basic Rent, Additional Rent or Percentage Rent, if any, reserved hereby which is due and owing at the time such payment is received by Sublessor. No endorsement or statement on any check or any letter accompanying any check or payment of any such rent shall be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor's rights and remedies provided in this Sublease.

      26.4 The captions used in this Sublease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

      26.5 Exhibits "A" through "W", all attached hereto, are hereby incorporated into this Sublease and made a part hereof as if fully set forth herein.

      26.6 This Sublease and all other agreements and instruments signed contemporaneously herewith contain the entire agreement between the parties, and no agreement, representation or inducement shall be effective to change, modify or terminate this Sublease in whole or in part unless such agreement, representation or inducement is in writing and signed by both parties hereto.

      26.7 If any provision of this Sublease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Sublease shall not be affected thereby.

      26.8 The terms, provisions and covenants contained in this Sublease shall apply to, inure to the benefit of, be enforceable by and against, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

      26.9 Sublessee hereby expressly waives any and all rights granted by or under any present or future laws to redeem Sublessor's reversionary interest in the Premises. In addition, in the event of any lawful termination of the Term or any repossession of the Premises by reason of Sublessee's default hereunder, Sublessee waives (i) any notice of reentry or of the institution of legal proceedings to that end, (ii) any right of redemption, reentry or repossession, and (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or otherwise. The provisions of this Paragraph shall survive the expiration or sooner termination of the Term.

      26.10 This Sublease shall be deemed to be made under and shall be construed in accordance with and governed by the internal laws of the State of Georgia, without regard to principles of conflicts of laws.

      26.11 Sublessee expressly acknowledges that neither Sublessor nor Sublessor's agents have made or are making, and Sublessee, in executing and delivering this Sublease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Sublease, and no rights, easements or licenses are or shall be acquired by Sublessee by implication or otherwise unless expressly set forth in this Sublease.

      26.12 The parties agree that neither party shall be deemed to have drafted this Sublease; accordingly, ambiguities shall not be interpreted against either Sublessee or Sublessor.

27. Guarantor.

      As a material inducement for Sublessor's agreeing to enter into this Sublease with Sublessee, Sublessee shall cause Guarantor to execute the guaranty attached hereto as Exhibit "I" contemporaneously with the execution of this Sublease. If such guaranty is not executed by Guarantor contemporaneously with the execution of this Sublease, this Sublease shall automatically be rescinded nunc pro tunc. Sublessor agrees that it shall consider in good faith any request by Guarantor for a release from liability under this Sublease and such guaranty and the substitution of a new guarantor in connection with any permitted assignment of this Sublease in accordance with the provisions hereof, and to which Sublessor is willing or obligated to consent pursuant to the provisions of Paragraph 12 above.

28. Time of the Essence.

      Time is of the essence with respect to all time periods set forth herein.

29. Sublease Subject to Other Agreements; Covenant to
    Perform Obligations.

      29.1 (a) All rights of the parties hereto are subject to and subordinate to the Prime Lease and the LLIDA Sublease in all instances and under all circumstances. Sublessee agrees to be bound by and shall comply with all of the terms, conditions and covenants of the Prime Lease and the LLIDA Sublease applicable to the Premises and Sublessee's use of the Premises and manner of access thereto during and with respect to the period from and after the Execution Date. It is expressly understood and agreed that: (i) Sublessee may perform no act or omit to perform any act that would cause a default of Sublessor as "Lessee" under the Prime Lease or the "Authority" under the LLIDA Sublease; (ii) wherever in this Sublease rights or privileges are granted to the Sublessee with respect to any matter or thing, such rights or privileges shall be exercisable by the Sublessee only insofar as

Sublessor as "Lessee" under the Prime Lease and the "Authority" under the LLIDA Sublease has the right to exercise the same and only insofar as the same are not inconsistent with, or in violation of, the covenants and conditions of the Prime Lease or the LLIDA Sublease with respect to the same matter or thing, and the terms, covenants, and conditions of the Prime Lease and the LLIDA Sublease shall be deemed to be a limitation upon the rights and privileges granted to the Sublessee herein. For purposes of this paragraph, all of the provisions of the Prime Lease and the LLIDA Sublease shall be subject to, for the purpose of determining the obligations of Sublessee hereunder, the provisions contained in that certain Consent, Estoppel and Non-Disturbance Agreement, executed by the Corps of Engineers in favor of Sublessee, and that certain Consent, Estoppel and Non-Disturbance Agreement, executed by DNR in favor of Sublessee.

            (b) Notwithstanding the provisions of subparagraph 29.1(a) above, Sublessor agrees that, for the purpose of determining the obligations of Sublessee hereunder:

                  (i) In the event of any conflict or inconsistency between the terms and provisions of the Prime Lease or the LLIDA Sublease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall control.

                  (ii) Sublessor shall not surrender or relinquish the LLIDA Sublease, or any of the rights of the sublessee thereunder, without the prior written consent of Sublessee in its sole discretion.

                  (iii) Compliance by Sublessee with the express provisions of this Sublease shall be deemed to constitute compliance with the provisions of subparagraph 29.1(a), above. No provision of the Prime Lease or the LLIDA Sublease shall be deemed to impose additional obligations on Sublessee which are not contained in this Sublease.

                  (iv) Sublessee shall have no obligation to pay any rental or other amounts payable to DNR under the LLIDA Sublease or to the Corps under the Prime Lease, and the provisions of Condition 12 of the Prime Lease are not applicable to and are not required to be performed by Sublessee.

                  (v) Sublessee shall not be required to comply with any provisions of the Prime Lease or the LLIDA Sublease requiring the removal of any improvements or the restoration of the Premises, except to the extent that such requirements are not in conflict with the terms and provisions of this Sublease.

                  (vi) Sublessee shall not be required to comply with the requirements of the Prime Lease for the submission of budgets and approval thereof by the Corps under the Prime Lease, and Sublessor agrees that it shall comply in full with such requirements. Sublessee agrees that Sublessor may provide to DNR and the Corps any information required to be delivered by Sublessee to Sublessor hereunder in connection with the performance of the obligations of DNR and LLIDA under the LLIDA Sublease and the Prime Lease.

                  (vii) Sublessee shall not be bound by or required to perform or comply with any terms or provisions of the Prime Lease or the LLIDA Sublease which are not presently contained therein, or with the terms and provisions of any rules or regulations hereafter promulgated or imposed by the Corps, DNR or LLIDA which are in conflict or inconsistent with the terms and provisions of this Sublease, or which impose or purport to impose any obligations on Sublessee which are not contained in this Sublease. Notwithstanding the foregoing, Sublessee shall comply with the provisions of subparagraph 27(c) of the Prime Lease, requiring the submission of an annual pest control plan for anticipated pesticide usage during the ensuing year, and a report of actual pesticide usage during the preceding calendar year. Copies of such annual plan and report shall be provide simultaneously to LLIDA and to the Corps, and shall be provided at the times and in the form required under the Prime Lease.

      29.2 (a) Subject to the provisions of subparagraph 29.2(b) below, in consideration of the benefits to be derived from the Premises by Sublessee, Sublessee agrees to perform, and to be responsible for, all obligations and duties of Sublessor, in each case with respect to the period from and after the Proration Date, under the LLIDA Sublease and under any other contract, agreement, lease, easement, license or use, however designated, for the use, enjoyment, development and operation of the Premises, specifically including, without limitation, the Stouffer Sublease and that certain License Agreement dated March 30, 1995, by and between Sublessor and Lanier Sailing Academy, Inc. Notwithstanding the foregoing, Sublessor shall perform all obligations under the Stouffer Sublease to the extent that Sublessee is not entitled or does not have the authority to do so, and shall cooperate with and assist Sublessee, reasonably and in good faith, to the extent necessary or appropriate in connection with the performance of such obligations, or to the extent necessitated by the failure or refusal by the Stouffer's Sublessee to permit such performance by Sublessee, and regardless of whether the Stouffer's Sublessee is entitled to so refuse to permit such performance by Sublessee. Specifically, but without limitation of the foregoing, Sublessor shall comply with the obligation to deliver possession of the property affected by the Stouffer Sublease, with any representations, warranties or covenants regarding the title of Sublessor to the property affected by the Stouffer Sublease, including any covenant of quiet enjoyment, any requirements for the delivery to mortgagees or sublessees under the Stouffer Sublease of any agreement, recognition, consent or other instrument, and any requirements for the execution by the Sublessor under the Stouffer Sublease of any certificates or instruments, or the granting of any consents or approvals, but only to the extent such certificates, consents or approvals are acceptable to Sublessee. In addition, Sublessor shall, upon request by Sublessee, collect all rents and other payments under the Stouffer's Sublease and remit the same to Sublessee. Sublessor does hereby irrevocably constitute and appoint Sublessee the agent and attorney-in-fact of Sublessor (which power of attorney shall be irrevocable during the Term of this Sublease, shall be deemed coupled with an interest, shall survive the voluntary or involuntary dissolution of Sublessor and shall not be affected by any disability or incapacity suffered by Sublessor subsequent to the date hereof), with full power of substitution, subject to the terms of this Sublease, to exercise all rights of Sublessor under the Stouffer Sublease, including, without limitation, the rights set forth in Article 4, Section 2, relating to the books and records of the Stouffer's Sublessee. Sublessee does hereby indemnify and agreed to defend and hold harmless Sublessor from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising, resulting, sustained or incurred, or which can or may arise, result, be sustained or incurred by Sublessor in connection with the performance by Sublessor of its obligations under this Paragraph 29.2(a), in accordance with the provisions and limitations contained herein, or in connection with the performance by Sublessee of the agency and power of attorney provided above.

            (b) Notwithstanding anything to the contrary herein, Sublessor acknowledges and agrees that Sublessee shall have no duties or obligations whatsoever under this Sublease with respect to the property affected by the Stouffer Sublease during the term thereof, other than the performance of the obligations of the Sublessor thereunder with respect to the period from and after the Proration Date. Specifically, but without limitation of the foregoing, any provision of this Sublease which requires the payment of any sums or the performance of any obligations by Sublessee, such as, but without limitation, Paragraph 6, with respect to the payment of Impositions, Paragraph 7, with respect to Permitted Uses, Permits, and Compliance with Legal Requirements and Insurance Requirements, Paragraph 8, requiring the making of improvements required under legal requirements, Paragraph 9, pertaining to repairs and maintenance of improvements on the Premises, and Paragraph 11, providing for the payment of utilities, and Exhibit "G", pertaining to Hazardous Discharges and Environmental Complaints, and containing certain indemnities with respect thereto, shall be inapplicable to the property affected by the Stouffer Sublease during the term of the Stouffer Sublease to the extent of any obligations of Sublessee under any such provisions, except that Sublessee shall provide the insurance described in Paragraph 10.2 above. For the purposes of Paragraph 3 of Exhibit "G", the property affected by the Stouffer Sublease shall be deemed not to be in the possession of Sublessee or otherwise included in the Premises during the term of the Stouffer Sublease.

      29.3 Sublessor does hereby certify to Sublessee, to the best of Sublessor's knowledge, with the knowledge that such certification will be relied upon by Sublessee in executing and delivering this Sublease, the following:

            (a) The LLIDA Sublease is in full force and effect. The copy of the LLIDA Sublease previously provided to Sublessee by Sublessor and certified as such by DNR is a true, correct and complete copy thereof and has not been modified. Sublessor is the holder of all of the interest of the sublessee under the LLIDA Sublease, and, to the best of Sublessor's knowledge, DNR is the current holder of all of the interest of the lessor under the LLIDA Sublease. Sublessor has not transferred or assigned any of its rights, duties or obligations under the LLIDA Sublease.

            (b) No notice of default has been received by Sublessor with respect to the LLIDA Sublease. To the best of Sublessor's knowledge, neither DNR nor Sublessor is in default under the LLIDA Sublease nor is Sublessor aware of any condition which, with the giving of notice or the passage of time, or both, would constitute a default by DNR and/or Sublessor under the LLIDA Sublease. No notice of default has been sent by Sublessor with respect to the LLIDA Sublease.

            (c) The term of the LLIDA Sublease is currently scheduled to expire on _______, 20__, and neither DNR nor Sublessor has any right to terminate the LLIDA Sublease prior to that date.

            (d) There are no base rents (except for $1.00 per year) or percentage rents of any kind due by the lessee under the terms of the LLIDA Sublease either for the period through and including the Proration Date or for the remainder of the term of the LLIDA Sublease.

            (e) All of the existing improvements on the Premises and all of the existing subleases or licenses on the Premises, including, without limitation, the Stouffer Sublease and the Hilton Inns, Inc. license affecting the Hilton Hotel on the Premises, are in compliance with the terms of the LLIDA Sublease. All improvements and existing leases and licenses on or with respect to the Premises have been approved by DNR.

      29.4 Sublessor does hereby agree that, with respect to the LLIDA Sublease, so long as this Sublease remains in full force and effect:

            (a) The LLIDA Sublease will not be amended or modified in any way whatsoever without the prior written consent of Sublessee, in its sole discretion, and any such amendment or modification without the prior written consent of Sublessee will not be binding upon Sublessee. So long as this Sublease remains in full force and effect, Sublessor shall not surrender the LLIDA Sublease.

            (b) Sublessor will not consent to the modification of either the U.S. Army Engineers' Master Plan nor the implementing General Development Plan without the written agreement of Sublessee.

            (c) Sublessor shall not do or omit to do anything which would result in a default or event of default under the LLIDA Sublease or the Prime Lease, and shall promptly cure any default or event of default of which it becomes aware resulting from acts or omissions of Sublessor.

30. Force Majeure.

      For the purposes of any of the provisions of this Sublease, except such provisions as require or concern the payment of monies, neither Sublessor nor Sublessee, as the case may be, shall be considered in breach of, or default in, the obligations thereof with respect to this Sublease in the event of enforced delay in the performance of such obligations due to unforeseeable causes beyond the control and without the fault or negligence thereof, including, but not restricted to, acts of God, acts of the public enemy, acts of the federal government, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes and unusually severe weather or delays due to such causes; it being the purpose and intent of this Paragraph 30 that in the event of the occurrence of any such enforced delay, the time or times for performance of the obligations of Sublessor or Sublessee, as the case may be, with respect to this Sublease shall be extended for the period of the enforced delay. The party seeking the benefit of the provisions of this Paragraph 30 shall, within seven (7) days after the beginning of any such enforced delay, advise the other party of such enforced delay by notice in accordance with this Sublease, and of the cause or causes thereof, provided that the failure of such party to so advise the other party shall not be deemed to be a condition to the applicability of this Paragraph 30.

31. Purchase Option.

      Concurrently with the execution and delivery of this Sublease, Sublessor has transferred and conveyed to Sublessee by bill of sale title to certain movable trade fixtures, equipment, machinery, boats, vehicles and other personal property (collectively, the "Personal Property"), a description of which is appended to said bill of sale. Upon the expiration or earlier termination of the Term of this Sublease for any reason whatsoever, Sublessor shall have the first right and exclusive option to purchase the Personal Property from Sublessee (and any accessions thereto or replacements thereof) for the price equal to unamortized costs thereof (based on then current book value and using the straight-line method of depreciation, based upon useful lives used by Sublessee for tax purposes). Notwithstanding anything to the contrary in this Sublease, Sublessee shall not be required to surrender to Sublessor upon the expiration or earlier termination of this Sublease, or to sell to Sublessor pursuant to this Paragraph 31, any rights or interests in any intangible property, including intellectual property, tradenames and trademarks, owned by Sublessee.

32. Proration of Income and Expenses.

      Sublessor and Sublessee acknowledge and agree that all income and expenses of the Premises shall be prorated between Sublessor and Sublessee as of 11:59 p.m. on May 14, 1996 (said date and time of proration hereinafter referred to as the "Proration Date"), in the manner set forth in the Closing Statement attached hereto as Exhibit "M" and made a part hereof.

33. Liquor Licenses.

      It is understood and agreed that alcoholic beverage service is an extremely important factor in the delivery of the various services and products which Sublessee plans for the Premises and a very important factor in the generation of revenues from which Rent and, particularly, Percentage Rent is paid to Sublessor. Subject to the terms and provisions of this Paragraph 33, Sublessor agrees that it will continue to issue liquor licenses for the Premises during the Term of this Sublease, both for locations covered by existing liquor licenses, and for such other and additional locations as may be proposed by Sublessee from time to time. Liquor licenses will be issued to Sublessee and to its sublessees and assignees upon request of such parties provided such parties comply with all requirements of general application for the issuance of liquor licenses by the State of Georgia, and comply with the procedures and requirements of Sublessor set forth on the Liquor License Requirements attached hereto as Exhibit "U" and made a part hereof. Sublessee acknowledges that the liquor licenses issued by Sublessor relate to what would otherwise be a county or municipal license and that Sublessee is also required and will continue to be required to obtain an additional and separate license from the State of Georgia.

34. Hotel Tax.

      Sublessor acknowledges and agrees that it currently imposes upon the Premises a hotel excise tax equal to 5% of room revenues from the Hilton Hotel and from the Stouffer Renaissance Hotel. Of the proceeds received from such tax, approximately 40% is paid to Hall County in accordance with an agreement between Hall County and Sublessor (the "Hall County Agreement"). A true and correct copy of the Hall County Agreement has been delivered to Sublessee. Sublessor and Sublessee agree that the Hall County

Agreement is not being assigned to Sublessee in connection with this Sublease. Sublessor agrees that Sublessor will not extend the term of the Hall County Agreement without the prior, written consent of Sublessee, which may be given or withheld in the sole discretion of Sublessee. Sublessor agrees that during the term of this Sublease Sublessor will continue to impose the hotel tax in substantially the manner currently imposed and to apply the proceeds, less an amount equal to Sublessor's administrative services and costs in connection with the imposition and collection of such tax and administration of expenditures in connection therewith, for the benefit of the Premises in the manner and to the extent directed by Sublessee, subject to the provisions of O.C.G.A. Section 48-13-50(6), as in effect on the Proration Date.

35. Due Authorization, Execution and Delivery of Sublease.

      35.1 Sublessor acknowledges and agrees that the Sublease (i) is within the powers granted to Sublessor by the State of Georgia, (ii) has been duly authorized, executed and delivered by Sublessor, (iii) constitutes the binding agreement of Sublessor, and (iv) is enforceable against Sublessor in accordance with its terms. Sublessor has the right to enter into and perform the Sublease.

      35.2 Sublessee acknowledges and agrees that the Sublease (i) is within the powers granted to Sublessee, (ii) has been duly authorized, executed and delivered by Sublessee, (iii) constitutes the binding agreement of Sublessee, and (iv) is enforceable against Sublessee in accordance with its terms. Sublessee has the right to enter into and perform the Sublease.

36. Right of First Refusal.

      In the event that Sublessor should desire to assign all or any portion of its interest as Sublessor under this Sublease, or any interest therein, and receives from a prospective assignee a bona fide offer for the purchase of such interest, or a portion thereof or an interest therein which Sublessor desires to accept, then, Sublessor shall promptly give to Sublessee written notice of the receipt of such offer, and to the extent permitted by law, shall make an offer to sell and assign such interest to Sublessee or an Affiliate or designee of Sublessee in accordance with the following provisions:

            (a) Offer to Sell. Together with such written notice of the receipt of such bona fide offer, Sublessor shall deliver to Sublessee an offer to sell such interest for the price and on the terms and conditions of the bona fide offer received by Sublessor. Sublessee shall have a period of thirty (30) days after the date of receipt of such offer from Sublessor within which to notify Sublessor in writing that Sublessee, or an Affiliate or designee of Sublessee, elects to purchase such interest. In the event such offer is not accepted by Sublessee within the time set forth above, then, Sublessor shall have the right to consummate the sale and assignment to said prospective assignee within one hundred eighty (180) days after the expiration of said thirty (30) day period. In the event of any change in the identity of said prospective assignee or in the terms of the prospective sale and assignment, or in the event the sale to said prospective assignee is not closed within said one hundred eighty (180) day period, then Sublessor shall not sell, convey, transfer or assign such interest without first making a new offer to Sublessee in accordance with the provisions of this Paragraph 36. In the event that Sublessee or its Affiliate or designee elects to purchase such interest within the time and in the manner set forth above, then Sublessor and Sublessee shall close such transaction at the time and place and on the date designated by Sublessee by written notice to Sublessor, which closing date shall be not more than thirty (30) days after the date on which Sublessee or its Affiliate or designee accepts such offer.

            (b) Closing Documents. At the closing, Sublessor shall execute and deliver to Sublessee, or its Affiliate or designee (the "Assignee"), the following documents:

                  (i) An assignment, properly executed and witnessed and notarized for recording, conveying to the Assignee the subleasehold interest being assigned, subject only to Existing Title Exceptions, and any and all rights of third parties or other matters of title consented to, created or suffered by Sublessee. Sublessor shall not be obligated to convey any portion of the Premises as shall have been taken by condemnation.

                  (ii) An affidavit, in form and substance reasonably satisfactory to Sublessee, stating Sublessor's U.S. taxpayer identification number, that Sublessor and all persons holding beneficial interests in the Premises are "United States Persons", as defined by Internal Revenue Code Sections 1445(f)(3) and 7701(g), and that the purchase of the leasehold interest by the Assignee pursuant to this Sublease is not subject to the withholding requirements of Section 1445(a) of the Internal Revenue Code.

                  (iii) An affidavit pursuant to O.C.G.A. Section 48-7-128 that Sublessor is not subject to Georgia tax withholding.

                  (iv) A Georgia transfer tax declaration.

                  (v) An affidavit regarding commercial real estate brokers, in form reasonably satisfactory to Assignee and its title insurance company pursuant to the Real Estate Broker Lien Act, O.C.G.A. Section 44-14-600, et seq.

Sublessor and the Assignee shall also execute and deliver such other documents and instruments as are necessary or appropriate in connection with the closing, including a limited warranty deed conveying Sublessor's right, title and interest in and to the improvements on the Premises, a bill of sale for personal property, and such other assignments, affidavits and agreements as the Assignee or the title insurance company insuring the Assignee's title in the Premises shall reasonably require, including, without limitation, evidence, reasonably satisfactory to the Assignee or the Assignee's title insurance company, that any deed of trust, mortgage or other lien affecting Sublessor's interest in the Premises, or any portion thereof, has been satisfied and canceled of record, and evidence of the authority of Sublessor and the signatories for Sublessor with respect to the transaction.

            (c) Closing Costs and Prorations. All costs and expenses incurred in connection with the closing of the conveyance shall be paid by the party by whom payment is required under the terms of the offer, as accepted by the Assignee.

            (d) Title Matters. On or before thirty (30) days after the date of acceptance of such offer by the Assignee, the Assignee may deliver to Sublessor a written statement of objections, if any, to title matters affecting Sublessor's interest in the Premises. Prior to, or concurrently with, closing, Sublessor may cure or remove or cause to be affirmatively insured against any such title matters to which Sublessee has objected which are not Existing Title Exceptions or otherwise permitted under the provisions of this Paragraph 36 (the "Title Objections"). In the event that prior to closing Sublessor fails or refuses to cure or remove or cause to be affirmatively insured against the Title Objections, Sublessee shall have the right to terminate and rescind the acceptance of such offer and any obligation of Sublessee to purchase the Premises, in which event Sublessee shall be deemed not to have accepted such offer and the rights of the parties shall be determined under this Paragraph 36 accordingly. Sublessor shall cure or remove or cause to be affirmatively insured against any Title Objections which can be cured solely by the payment of money, such as a deed to secure debt, mechanic's or materialman's lien or similar matters, and any Title Objection resulting from the actions of Sublessor occurring after the date of Sublessor's written notice to Sublessee under the first sentence of this Paragraph 36. In the event that prior to closing Sublessor fails or refuses to cure or remove or cause to be affirmatively insured against any of the Title Objections described in the immediately preceding sentence, Sublessor shall be in default and Sublessee shall have the right to any and all remedies available at law or in equity and, without limitation of the foregoing, Sublessee shall have the right to terminate and rescind the acceptance of such offer and any obligation of Sublessee to purchase the interest of Sublessor under this Paragraph 36.

            (e) Casualty. If all or any portion of the improvements on the Premises is destroyed by fire or other casualty at any time after the acceptance of such offer and prior to closing, then, at the option of the Assignee, (i) the acceptance of such offer shall be deemed to be rescinded, and Sublessor shall not be obligated to assign, and the Assignee shall not be obligated to purchase, such interest pursuant to the acceptance of such offer, provided that such rescission shall not affect the right of Sublessee subsequently to accept an offer within the time period permitted under this Sublease, or (ii) the acceptance of such offer shall not be deemed to be rescinded, and Sublessor, at the time of closing, shall transfer and assign to the Assignee all of Sublessor's right, title and interest in and to the insurance proceeds received or to be received by reason of such damage or destruction, said option to be exercisable by the Assignee by delivering to Sublessor written notice of such exercise on or before the thirtieth (30th) day following the date on which such damage or destruction occurs, but in no event later than the date of closing hereunder, provided that the last date for closing shall be extended for a period of thirty (30) days in the event of any such damage or destruction. If the Assignee fails to exercise said option within said period, then, the Assignee shall be deemed to have elected the alternative set forth in subclause
(ii), above.

            (f) Condemnation. If, at any time after the date of acceptance of such offer and prior to closing, any action or proceeding is filed or threatened, under which the Premises, or any portion thereof or any interest therein, or any portion of the improvements located on the Premises, may be taken by condemnation or right of eminent domain, then, at the option of the Assignee, (i) the acceptance of such offer shall be deemed to be rescinded, and Sublessor shall not be obligated to assign, and the Assignee shall not be obligated to purchase, such interest pursuant to the acceptance of such offer, provided that such rescission shall not affect the right of Sublessee subsequently to accept an offer within the time period permitted under this Sublease, or (ii) the acceptance of such offer shall not be deemed to have been rescinded, and Sublessor, at the time of closing hereunder, shall transfer and assign to the Assignee all of Sublessor's right, title and interest in and to any proceeds received or which may be received by reason of such condemnation, said option to be exercisable by the Assignee by delivering to Assignor written notice of such exercise on or before the thirtieth (30th) day following the date on which the Assignee received written notice that such suit has been filed or is threatened, but in no event later than the date of closing hereunder, provided that the last date for closing shall be extended for thirty (30) days in the event any such action or proceeding is filed or threatened. If the Assignee fails to exercise said option within said period, then, the Assignee shall be deemed to have elected the alternative set forth in subclause (ii) above.

            (g) Brokers. At the closing, Sublessor and the Assignee shall each represent and warrant to the other that they have dealt with no brokers or finders in connection with such Assignment other than brokers or finders specifically identified in such representation and warranty. The Assignee shall indemnify and agree to hold Sublessor harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys' fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to such assignment, or the consummation thereof, which may be made by any person, firm or entity as the result of any of the Assignees' acts, or the acts of the Assignee's representatives, including the brokers or finders, if any, specifically identified as described above. Sublessor shall agree to be responsible for and to pay to Sublessee the amount of any causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys' fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to such assignment, or the consummation thereof, which may be made by any person, firm or entity as the result of any Sublessor's acts or the acts of Sublessor's representatives.

            (h) Default and Remedies. If the assignment of the interest of Sublessor is not closed by reason of any default by Sublessor, Sublessee or the Assignee, then, the non-defaulting party may avail itself of any and all remedies at law or in equity under applicable laws, including a suit for specific performance of the obligations of the defaulting party hereunder.

            (i) Time of the Essence. Time is of the essence of each and all of the provisions of this Paragraph 36.

37. Assignments by Sublessor to Certain Parties.

      Without the written consent of Sublessee, Sublessor shall not have the right to assign this Sublease, or its interest as Sublessor hereunder, or any of its rights or interests hereunder, to any party which does not have the power and authority to impose the hotel excise tax described in Paragraph 34 above, or to issue liquor licenses for the Premises in accordance with the agreement of Sublessor under Paragraph 33 above, and any attempted assignment by Sublessor in violation of the provisions of this Paragraph 37 shall be null and void and of no force and effect whatsoever. The provisions of the preceding sentence prohibiting assignments to a party which does not have the power and authority to issue liquor licenses for the Premises shall be inapplicable at any time that Hall County, Georgia or any other political subdivision has the power and authority to issue such liquor licenses for all of the Premises.

38. Maintenance by Sublessor.

      Notwithstanding anything to the contrary contained in this Sublease, Sublessor agrees that it will or will cause GDOT to maintain the bridge providing access to the Premises in accordance with the provisions of the Bridge Maintenance Agreement, solely at the expense of Sublessor.

39. Financial Statements.

      Sublessee agrees to make available at the Premises for inspection by Sublessor, its agents and representatives, as soon as available, and in any event within one hundred twenty (120) days after the end of each Lease Year or Partial Lease Year (including the last Partial Lease Year hereof), as to which Sublessee's obligations shall survive the Expiration Date, audited financial statements of Sublessee, including a balance sheet, statement of income and expenses and statement of cash flow for the fiscal year then ended, prepared in accordance with GAAP, in comparative form and accompanied by the unqualified opinion of a nationally recognized firm of independent certified public accountants regularly retained by Sublessee and acceptable to Sublessor. Sublessor acknowledges and agrees that all such financial statements shall be treated as confidential (unless made generally available to the public by Sublessee), except in any litigation or proceeding between the parties and, except further that Sublessor may disclose such information to the lessors under the Prime Lease and the LLIDA Sublease, the Internal Revenue Service, or other governmental agency or pursuant to any subpoena or judicial process or where otherwise required by law, except that, notwithstanding the foregoing, Sublessor, and its agents and representatives, shall not be permitted to do anything with any such statements or other information inspected or available hereunder such that such statements or information becomes available to or subject to inspection by third parties under any applicable open records act or other similar provisions of law.

      IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day, month and year first above written.

                            Sublessor:    LAKE LANIER ISLANDS
                                             DEVELOPMENT AUTHORITY


                                          By:
                                              ----------------------------------

                                          Title:
                                                 -------------------------------

-------------------------------
Witness
                                                      (CORPORATE SEAL)


                            Sublessee:    KSL LAKE LANIER, INC.


                                          By:
                                              ----------------------------------

                                          Title:
                                                 -------------------------------

-------------------------------
Witness
                                                      (CORPORATE SEAL)

      THE UNITED STATES OF AMERICA, DEPARTMENT OF THE ARMY, ACTING BY AND THROUGH THE UNITED STATES ARMY CORPS OF ENGINEERS (the "Corps"), does hereby approve and consent to the sub-subleasing of the entire Premises by Sublessor to Sublessee pursuant to and in accordance with the provisions of this Sublease, and does hereby approve and consent to all of the terms and conditions of this Sublease.

      IN WITNESS WHEREOF, the Corps hereby approves and consents to this Sublease as of the ____ day of ________, 19__.

                                  THE UNITED STATES OF AMERICA


-------------------------------   BY:  U.S. ARMY CORPS OF ENGINEERS, BY
Witness                                  AUTHORITY OF THE SECRETARY OF
                                         THE ARMY


                                        By:
                                            ------------------------------------
                                        Name:   Donald L. Burchett
                                        Title:  Chief, Real Estate
                                                  Division
                                                U.S. Army Engineer
                                                  District, Mobile